UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

MRC GLOBAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MRC Global

We Make Energy Flow™

Notice of 2016 Annual Meeting of Stockholders & Proxy Statement

March 16, 2016

Dear Fellow Stockholders:

We are pleased to invite you to the 2016 Annual Meeting of Stockholders of MRC Global Inc. on Thursday, April 28, 2016, at 10:00 a.m., Houston, Texas time, at the Yankee Room, The Westin Houston Downtown Hotel, 1520 Texas Avenue, Houston, Texas 77002. The accompanying Notice of Annual Meeting and Proxy Statement describe the details about the meeting and business to be conducted during the meeting. We will also provide a brief question-and-answer period at the Annual Meeting.

For the first time, we are using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the internet. We believe electronic delivery will expedite your receipt of these materials, while lowering printing and mailing costs and reducing the environmental impact of our Annual Meeting.

Your vote is very important to us. While we invite you to attend the meeting and exercise your right to vote your shares in person, we recognize that many of you may not be able to attend the Annual Meeting. You are able to vote your shares even if you are either unable or choose not to attend the Annual Meeting. We encourage you to promptly vote your shares by submitting your proxy on the internet, by telephone, or by completing, signing, dating and returning your proxy card or voting form. Voting will ensure your representation at the Annual Meeting regardless of whether you attend in person.

Thank you for being a stockholder and for the trust and continued interest you have in MRC Global Inc.

Best regards,

/s/ Andrew R. Lane

Andrew R. Lane

Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on April 28, 2016

To the Stockholders of MRC Global Inc.:

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of stockholders (the “Annual Meeting”) of MRC Global Inc. (the “Company” or “MRC Global”) will be held. Details for the meeting are as follows:

TIME AND DATE	10:00 a.m., Houston, Texas time, on Thursday, April 28, 2016

LOCATION	Yankee Room, The Westin Houston Downtown Hotel, 1520 Texas Avenue, Houston, Texas 77002

ITEMS OF BUSINESS	I.	Elect the 10 director nominees named in the accompanying Proxy Statement to serve on the Company’s Board of Directors as directors, each for a one-year term

	II.	Consider and act upon an advisory approval of a non-binding resolution approving the Company’s named executive officer compensation

	III.	Consider and act upon the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2016

	IV.	Act on any other business which may properly come before the Annual Meeting or any reconvened meeting after adjournment

RECORD DATE	You can vote and attend the Annual Meeting if you were a holder of record of the Company’s common or preferred stock at the close of business on March 4, 2016.

NOTICE	We mailed a Notice Regarding the Availability of Proxy Materials (the “Notice”) on or about March 16, 2016.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS MRC Global’s Proxy Statement and 2015 Annual Report are available at www.edocumentview.com/MRC.

VOTING

Your vote is very important. Even if you intend to be present at the Annual Meeting, please promptly vote in one of the following ways so that your shares may be represented and voted at the Annual Meeting:

•      Call the toll-free telephone number shown in the instructions included on your Notice.

•      Vote via the internet on the website as described in the instructions included on your Notice.

•      If you receive a paper copy of the proxy materials, complete, sign, date, and return your proxy card or voting form.

By order of the Board of Directors, /s/ Daniel J. Churay Daniel J. Churay Executive Vice President – Corporate Affairs, General Counsel and Corporate Secretary
MRC Global Inc. Fulbright Tower 1301 McKinney Street, Suite 2300 Houston, Texas 77010

MRC GLOBAL INC. PROXY STATEMENT

Page

PROXY STATEMENT SUMMARY	1

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	7

i

ii

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement (this “Proxy Statement”). This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement before voting. For more information on the 2015 financial and operating performance of MRC Global Inc. (“MRC Global”, the “Company”, “we”, “us” or “our”), please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 (the “Form 10-K”) that was filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 24, 2016 and can be found on the internet at www.edocumentview.com/MRC.

2016 Annual Meeting of Stockholders

Date and Time April 28, 2016, 10:00 a.m., Houston time	Place Yankee Room, The Westin Houston Downtown Hotel, 1520 Texas Avenue, Houston, Texas 77002
Notice We mailed a Notice Regarding the Availability of Proxy Materials (the “Notice”) on or about March 16, 2016.	Voting Holders of shares of common stock and preferred stock as of the record date are entitled to vote on all matters.
Record Date March 4, 2016

Meeting Agenda and Voting Matters

Item	Company Proposals	Board Vote Recommendation	Page Reference (for more detail)
I.	Election of 10 directors	FOR each director nominee	19
II.	Approval of a non-binding advisory resolution approving the Company’s named executive officer compensation	FOR	54
III.	Ratify the appointment of Ernst & Young LLP (“E&Y”) as the independent registered public accounting firm for the Company for 2016	FOR	72

Current Members of Our Board of Directors

Name	Age at Annual Meeting	Director Since	Primary Occupation	Committee Memberships
Andrew R. Lane*	56	2008	Chairman, President and Chief Executive Officer	«
Leonard M. Anthony	61	2008	Former President and CEO of WCI Steel, Inc.	Aud (CH), F, Gov
Rhys J. Best	69	2007	Former Chairman, President and CEO of Lone Star Technologies, Inc.	L, Comp (CH), Gov (CH)
Barbara J. Duganier	57	2015	Former Global Chief Strategy Officer of Accenture and Former Global Chief Financial Officer of Andersen Worldwide	Aud, F
Craig Ketchum	59	2007	Former Chairman of the Board, President and CEO
Gerard P. Krans	68	2009	Former Chairman and CEO of the Board of Transmark Holdings N.V.	Gov
Dr. Cornelis A. Linse	66	2010	Chairman of the Netherlands Commission for Environmental Impact Assessment	Comp
John A. Perkins	68	2009	Former CEO of Truflo International plc	Aud, F, Comp
H.B. Wehrle, III	64	2007	Former Chairman of the Board, President and CEO
Robert L. Wood	61	2015	Former Chairman, President and CEO of Chemtura Corporation	Comp

	Independent Director	Comp	Compensation Committee	Gov	Governance Committee	F	Audit Committee Financial Expert
Aud	Audit Committee	«	Chairman of the Board	CH	Committee Chair	L	Lead Independent Director

*After the 2016 Annual Meeting of Stockholders, Mr. Lane will no longer serve as our chairman of the board.

Governance Highlights

We continue to be proactive in our approach to corporate governance. Highlights include:

• A declassified board	• Lead Independent director*

• Annual election of directors	• 7 of our 10 current board members are independent

• Active board oversight of risk of the Company	• Annual board and committee self-assessments

• Independent committee chairs and members	• Our directors meet frequently in executive sessions

• Clawback policy to recoup executive compensation	• Active board engagement in managing talent and long-term succession planning for executives

*After the 2016 Annual Meeting of Stockholders, Mr. Lane will no longer serve as our chairman of the board, and we will have an independent, non-executive chairman of the board instead.

2015 Financial and Operational Highlights

Financial and operational highlights from fiscal year 2015 include:

• Sales of $4.5 billion	• Net loss to common stockholders of $345 million

• Gross profit of $786 million (17.4% of sales)	• Adjusted EBITDA (defined on page 33) of $235 million

• Adjusted gross profit of $813 million (18.0% of sales)+	• Cash Flow from Operations of $690 million

• Share repurchases of $11.5 million	• Reduced net debt by $974 million
+	We calculate adjusted gross profit as gross profit plus depreciation and amortization, amortization of intangibles and the increase (decrease) in our last-in, first-out inventory reserve.

2015 Executive Compensation Highlights

MRC Global’s executive compensation program is designed to attract, motivate and retain our executives, including our named executive officers, who are critical to the Company’s long-term success. Our compensation program is based upon and is designed to address three core principles:

Executive officer goals are linked with stockholder interests	The Company’s compensation policies are designed to align the interests of our executive officers with those of our stockholders.
Pay is significantly performance-based	We provide executive compensation from a total direct compensation perspective. This consists of fixed and variable pay, with an emphasis on variable pay to reward short-term performance measured against pre-established operational goals and objectives and long-term pay in the form of restricted stock and performance share units. Restricted stock values increase or decrease with share price. Vesting of performance units depends on relative shareholder value compared to companies in the OSX index (defined on page 33) and achievement of RANCE targets (defined on page 4)

Compensation opportunities are competitive to attract and retain talented employees	Each year, the compensation committee of the board of directors (the “Compensation Committee”) assesses the competitiveness of total compensation levels for executives to enable the Company to successfully attract and retain executive talent.

Our Compensation Committee, which is comprised solely of independent directors, is responsible for oversight of our executive compensation program and determines the compensation to be paid to our executive officers. The Compensation Committee makes decisions on executive compensation from a total direct compensation perspective. Total direct compensation is comprised of base salary, annual cash incentive and long-term stock-based incentive compensation. A substantial portion of our executives’ compensation is performance-based and at-risk. In addition, our compensation program has a significant component of long-term equity awards rather than cash compensation. We believe this maximizes retention and aligns a substantial portion of our named executive officers’ compensation directly with stockholders’ interests.

2015 Target Compensation

2015 Oil and Gas Market Downturn – Actions Taken

Change	Objective of Change

No base salary increases were awarded to NEOs in 2015	To achieve cost savings

   At the beginning of 2015, in anticipation of the downturn in oil and gas markets, the Compensation Committee decided that any payouts achieved under the annual incentive plan in 2015 would be subject to a reduction factor. Due to the application of this reduction factor, 2015 annual incentive plan payouts are lower than would have been achieved for 2015 performance using the normalized payout scale.

To proactively reduce annual cash incentive plan payouts, in anticipation of reduced earnings for MRC Global in 2015

Key Features of our Executive Compensation Program

What We Do

We pay for performance – a majority of pay is at risk and target total direct compensation is achieved only when performance objectives are achieved (Page 34).

We set objectives for our annual cash incentive plan that are measurable, determined in advance and aligned with stockholder interests (Page 44). At the beginning of 2015, in anticipation of the downturn in oil and gas markets, the compensation committee decided that any payouts achieved under the annual cash incentive plan in 2015 would be subject to a reduction factor. Due to the application of this reduction factor, 2015 annual cash incentive plan payouts are lower than would have been achieved for 2015 performance using the normalized payout scale.

We disclose annual cash incentive plan objectives in the proxy statement with year-end results for each performance metric (Page 46).

We require a minimum level of performance against the goals for each performance metric before the annual cash incentive plan starts paying out for the respective metric (Page 45).

Our long-term equity compensation plan is designed to be strongly tied to Company performance. We award performance share units to tie payouts to shareholder performance and RANCE. We award restricted stock to tie realized value to stock price and to provide retention value (Page 48).

We have equity ownership guidelines that provide for significant executive officer equity ownership (Page 50).

We have a clawback policy in place to recoup certain compensation from the covered employees in the event of restatement of our financial statements due to theft, fraud, willful misconduct or negligence (Page 52).

We have a fully independent Compensation Committee (Page 53).

Our Compensation Committee engages a compensation consultant that is independent of management and the Company (Page 39).

We benchmark pay relative to the market and review the peer group used for market benchmarking on an annual basis (Page 40).

We have an annual Say-on-Pay vote and actively engage with our investors (Page 54).

We provide additional detail about our executive compensation in our “Compensation Discussion and Analysis” on page 31.

What We Don’t Do

No guaranteed incentives (Page 45)

No re-pricing of stock options permitted without approval from stockholders (Page 52)

No hedging or derivative transactions with respect to our shares by executive officers or directors permitted (Page 52)

No pledging of our shares by executive officers or directors permitted* (Page 52)

*Except that the board of directors (the “Board” or the “Board of Directors”) permitted Mr. Krans to pledge his interests in certain limited liability units prior to our initial public offering, which units later converted to MRC Global shares (see “Anti-Hedging and Anti-Pledging Policy”) (Page 52). No other pledges have been permitted.

More than 97% of the votes cast on our 2015 say-on-pay proposal were in favor of our executive compensation program and policies

The Board of Directors continues to believe that our executive compensation program and policies are effective in achieving the Company’s core principles. Our Board recommends that stockholders vote FOR the Company’s 2016 Say-on-Pay proposal.

Deadlines for Submitting Shareholder Proposals for 2017 Annual Meeting of Stockholders

Proposals for inclusion in our proxy statement for our 2017 annual meeting of stockholders in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be received by the Corporate Secretary of the Company no later than November 16, 2016.

Notice of a stockholder nomination for candidates for the Board or any other business to be considered at our 2017 annual meeting of stockholders must be received by the Company no earlier than the close of business on December 29, 2016 and no later than the close of business on January 28, 2017.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

We are furnishing this Proxy Statement to you as part of a solicitation by the Board of Directors of MRC Global Inc., a Delaware corporation (the “Company”), for use at our 2016 Annual Meeting of Stockholders (the “Annual Meeting”) and at any reconvened meeting after an adjournment or postponement of the Annual Meeting. We will hold the Annual Meeting at the Yankee Room, The Westin Houston Downtown Hotel, 1520 Texas Avenue, Houston, Texas 77002 on Thursday, April 28, 2016, at 10:00 a.m., Houston, Texas time. When used in this Proxy Statement, references to “MRC Global”, “we”, “our” and “us” mean the Company.

We have two classes of stock: common stock, $.01 par value per share (“common stock”), and 6.5% Series A Convertible Perpetual Preferred Stock (“preferred stock”, and together with the common stock (“stock”). You are receiving these materials because, at the close of business on March 4, 2016 (the “Record Date”), you owned shares of MRC Global common stock or preferred stock. All stockholders of record on the Record Date are entitled to attend and vote at the Annual Meeting. Each common stockholder will have one vote on each matter for every share of MRC Global common stock owned on the Record Date. On the Record Date, we had a total of 102,119,960 shares of common stock outstanding. Any shares held in our treasury on the Record Date are not considered outstanding and will not be voted or considered present at the meeting. On the Record Date, we had a total of 363,000 shares of preferred stock outstanding entitled to 20,302,009 votes at the Annual Meeting, which number is equal to the number of shares of common stock into which the shares of preferred stock could be converted on the Record Date, rounded to the nearest share. Holdings of the common stock and the preferred stock vote together on all matters as a single class.

How is MRC Global distributing proxy materials? Is MRC Global using the SEC’s “Notice and Access” rule?

Under Securities and Exchange Commission (“SEC”) rules, we are furnishing proxy materials to our stockholders. On or about March 16, 2016, we expect to mail our stockholders (other than those who previously requested electronic or paper delivery) a Notice Regarding the Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials online, and to make the materials available as of that date on www.edocumentview.com/MRC. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the internet. If you received a Notice by mail and would like to receive a copy of our proxy materials, follow the instructions contained on the Notice about how you may request to receive a copy electronically or in printed form on a one-time or ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the internet as we believe electronic delivery will expedite the receipt of materials while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials.

In addition to this Proxy Statement and the Notice, our proxy materials include our 2015 Annual Report (the “Annual Report”) (which includes the Form 10-K).

Copies of the Form 10-K, as well as other periodic filings by the Company with the SEC, are also available on our website at http://www.mrcglobal.com by clicking on “Investor Relations” and “SEC Filings”. The information included in our website is not incorporated herein by reference.

A copy of the proxy materials, including the Annual Report, will be furnished to you free of charge upon a request in writing to our Corporate Secretary or proxy solicitor at, respectively:

MRC Global Inc. Office of the Corporate Secretary Fulbright Tower 1301 McKinney Street, Suite 2300 Houston, Texas 77010 Attention: Daniel J. Churay Telephone: (713) 655-1005 or (877) 294-7574	Morrow & Co., LLC 470 West Avenue Stamford, CT 06902 Telephone: (203) 658-9400

What information is contained in this Proxy Statement?

This Proxy Statement includes information about the nominees for director and other matters to be voted on at the Annual Meeting. It also:

(i)	explains the voting process and requirements;
(ii)	describes the compensation of our principal executive officer, our principal financial officer and our three other most highly compensated officers (collectively referred to as our “named executive officers” or “NEOs”);
(iii)	describes the compensation of our directors; and
(iv)	provides certain other information that SEC rules require.

What matters am I voting on, how may I vote on each matter and how does the Board recommend that I vote on each matter?

The following table sets forth each of the proposals you are being asked to vote on, how you may vote on each proposal and how the Board recommends that you vote on each proposal:

Company Proposals	How may I vote?	How does the Board recommend that I vote?
I. Election of the 10 director nominees named in this Proxy Statement, each for a one-year term

You may:

(i) vote FOR the election of all nominees;

(ii) WITHHOLD authority to vote for all nominees; or

(iii) vote FOR the election of all nominees except for those nominees with respect to whom your vote is specifically withheld by indicating in the space provided on the proxy.

FOR the election of all 10 director nominees
II. Approve on an advisory basis the Company’s named executive officer compensation	You may vote FOR or AGAINST the non-binding, advisory resolution approving named executive officer compensation, or you may indicate that you wish to ABSTAIN from voting on the matter.	FOR the approval of a non-binding, advisory resolution approving the Company’s named executive officer compensation
III. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016	You may vote FOR or AGAINST the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016, or you may indicate that you wish to ABSTAIN from voting on the matter.	FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2016

We are not aware of any matter to be presented at the Annual Meeting that is not included in this Proxy Statement. However, your proxy authorizes the persons named on the proxy card to take action on additional matters that may properly arise. These individuals will exercise their best judgment to vote on any other matter, including a question of adjourning the Annual Meeting.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

If your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are a stockholder of record.

If you hold your shares with a broker or in an account at a bank, then you are a beneficial owner of shares held in “street name”. Your broker or bank is considered the stockholder of record for purposes of voting at the Annual Meeting. Your broker or bank should provide you with instructions for directing the broker or bank how to vote your shares.

How do I vote if I am a stockholder of record?

As a stockholder of record, you may vote your shares in any one of the following ways:

Vote in person at the Annual Meeting	Call the toll-free number shown in the instructions included on your Notice

If you receive a paper copy of the proxy materials, complete, sign, date and return the proxy card or voting form	Vote on the internet on the website shown in the instructions included on your Notice

Unless you or your representative attend the Annual Meeting in person, the Company must receive your vote, either by telephone, internet, proxy card or voting form by 12:59 a.m., Central Time on April 28, 2016 to be counted. Internet and telephone voting facilities will close at 12:59 a.m. Central Time on April 28, 2016.

If I hold shares in street name, does my broker need instructions in order to vote my shares?

Under rules of the New York Stock Exchange (the “NYSE”), if you hold shares of stock in street name and do not submit specific voting instructions to your brokers, banks or other nominees, they generally will have discretion to vote your shares on routine matters such as Proposal III, but will not have the discretion to vote your shares on non-routine matters, such as Proposals I and II. When the broker, bank or other nominee is unable to vote on a proposal because the proposal is not routine and you do not provide any voting instructions, a broker non-vote occurs and, as a result, your shares will not be voted on these proposals.

Therefore:

•	on the non-routine proposals of election of directors (Proposal I) and approval, on an advisory basis, of a non-binding advisory resolution approving our executive compensation (Proposal II), your broker, bank or nominee will not be able to vote without instruction from you; and

•	on the routine proposal of ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016 (Proposal III), your broker, bank or nominee may vote in their discretion without instruction from you.

How do I vote my shares?

If you are a stockholder of record, you can ensure your vote is cast at the meeting by calling the toll-free telephone number or by using the internet as described in the instructions included on the Notice. If you receive a paper copy of the proxy materials, you may also vote your shares by completing, signing, dating and returning your proxy card or voting form. Your vote will be cast in accordance with the instructions authorized by telephone or internet or included on a properly signed and dated proxy card or voting form, as applicable. If you are a stockholder, you can also attend the Annual Meeting in person and vote, or you can send a representative to the meeting with a signed proxy to vote on your behalf. If you do not vote by telephone or internet, return a signed proxy card or voting form or attend the meeting in person or by representative and vote, no vote will be cast on your behalf. The Notice and proxy card or voting form each indicates on its face the number of shares registered in your name at the close of business on the Record Date, which number corresponds to the number of votes you will be entitled to cast at the meeting on each proposal.

You are urged to follow the instructions on your Notice, proxy card or voting form to indicate how your vote is to be cast.

Pursuant to Section 212(c) of Delaware Law, stockholders may validly grant proxies over the internet. Your internet vote authorizes the proxies designated by the Company to vote your shares in the same manner as if you had returned a proxy card or voting form. In order to vote over the internet, follow the instructions provided on your Notice. If you hold shares in street name, you are encouraged to contact your bank or broker to obtain and return the appropriate voting instruction form.

What if I return my proxy card or vote by internet or phone but do not specify how I want to vote?

If you are a stockholder of record and sign and return your proxy card or complete the internet or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them as follows:

I.	FOR the election of the 10 director nominees.
II.	FOR the approval, on an advisory basis, of a non-binding advisory resolution approving the Company’s named executive officer compensation.
III.	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016.

What can I do if I change my mind after I vote my shares?

Attendance in person or by representative at the Annual Meeting will not in and of itself constitute revocation of a proxy. Any stockholder who authorizes his or her vote by telephone or by internet or executes and returns a proxy card or voting form may revoke the proxy before it is voted by:

•	notifying in writing the Corporate Secretary of MRC Global Inc. at Fulbright Tower, 1301 McKinney Street, Suite 2300, Houston, Texas 77010, Attention: Daniel J. Churay;
•	executing and returning a subsequent proxy;
•	subsequently authorizing the individuals designated by the Company to vote his or her interests by calling the toll-free telephone number or by using the internet as described in the instructions included on his or her Notice; or
•	appearing in person or by representative with a signed proxy and voting at the Annual Meeting.

For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or by obtaining a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the Annual Meeting.

What shares are included on my proxy card?

You will receive one proxy card for all the shares of MRC Global that you hold as a stockholder of record (in certificate form or in book-entry form). If you hold your shares of MRC Global in street name, you will receive voting instructions for each account you have with a broker or bank.

How may I obtain directions to attend the Annual Meeting?

If you need assistance with directions to attend the Annual Meeting, call us at 713-655-1005 or 877-294-7574 or write us at MRC Global Inc., Fulbright Tower, 1301 McKinney Street, Suite 2300, Houston, Texas 77010, Attn: Corporate Secretary.

What is the quorum requirement for the Annual Meeting?

There must be a quorum to take action at the Annual Meeting (other than action to adjourn or postpone the Annual Meeting for lack of a quorum). A quorum will exist at the Annual Meeting if stockholders holding a majority of the shares entitled to vote at the Annual Meeting are present in person or by proxy. Stockholders of record who return a proxy or vote in person at the Annual Meeting will be considered part of the quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

What is the voting requirement to approve each of the proposals?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal	Voting Requirement
I. Election of the 10 director nominees named in this Proxy Statement, each for a one-year term	Each director must be elected by a plurality of the votes cast. Any director who receives a greater number of “WITHHOLD” votes than “FOR” votes is expected to tender to the Board the director’s resignation promptly following the certification of election results pursuant to the Company’s Corporate Governance Guidelines. Pursuant to these guidelines, the Board must accept or reject the resignation within 90 days following the certification of election results and publicly disclose its decision.
II. Approve, on an advisory basis, a non-binding advisory resolution approving the Company’s named executive officer compensation	To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or represented by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.
III. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016	To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or represented by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

Other matters that may properly come before the Annual Meeting may or may not require more than a majority vote under our bylaws, our Amended and Restated Certificate of Incorporation, the laws of Delaware or other applicable laws, depending on the nature of the matter.

How will the votes be counted?

Abstentions and broker non-votes will not be considered as either “WITHHOLD” or “FOR” votes cast for any nominee and, therefore, will have no effect on the outcome of Proposal I. Abstentions and broker non-votes will not be treated as votes cast for or against Proposals II and III and, therefore, will have no effect on the outcome of those proposals.

Who will count the votes?

A representative of Computershare Trust Company, N.A. will act as the inspector of elections and count the votes.

Where can I find the voting results of the Annual Meeting?

We will announce the preliminary voting results at the Annual Meeting. We also will disclose the final voting results in a Form 8-K within four business days after the Annual Meeting.

May I propose actions for consideration at the 2017 annual meeting of stockholders?

Yes. For your proposal to be considered for inclusion in our Proxy Statement for the 2017 annual meeting of stockholders, we must receive your written proposal no later than November 16, 2016. If we change the date of the 2016 annual meeting of stockholders by more than 30 days from the anniversary of the date of this year’s Annual Meeting, then the deadline to submit proposals will be a reasonable time before we begin to print and mail our proxy materials. Your proposal, including the manner in which you submit it, must comply with SEC regulations regarding stockholder proposals.

If you wish to raise a proposal (including a director nomination) from the floor during our 2017 annual meeting of stockholders, we must receive a written notice of the proposal no earlier than the close of business on December 29, 2016 and no later than the close of business on January 28, 2017. Your submission must contain the additional information that our bylaws require. Proposals should be addressed to our Corporate Secretary at Fulbright Tower, 1301 McKinney Street, Suite 2300, Houston, Texas 77010.

Who is paying for this proxy solicitation?

Our Board is soliciting your proxy. We expect to solicit proxies in person, by telephone or by other electronic means. We have retained Morrow & Co., LLC, 470 West Ave, Stamford, CT 06902 to assist in this solicitation. We expect to pay Morrow & Co., LLC an estimated $7,500 in fees, plus expenses and disbursements.

We will pay the expenses of this proxy solicitation, including the cost of preparing, printing and mailing the Notice, this Proxy Statement and related proxy materials. These expenses may include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding proxy materials to beneficial owners of MRC Global shares.

Are you “householding” for stockholders sharing the same address?

The SEC has adopted rules that allow a company to deliver a single Notice or set of proxy materials to an address shared by two or more of its stockholders. This method of delivery, known as “householding”, permits us to realize significant cost savings and reduces the amount of duplicate information stockholders receive. In accordance with notices sent to stockholders sharing a single address, we are sending only one Notice (or, if requested, one set of proxy materials) to that address unless we have received contrary instructions from a stockholder at that address. Any stockholders who object to, or wish to begin householding may notify the Corporate Secretary of the Company orally or in writing at the telephone number or address, as applicable, set forth above. We will deliver promptly an individual copy of the Notice and, if requested, proxy materials, to any stockholder who revokes its consent to householding upon our receipt of such revocation.

If you would like to receive a copy of this Proxy Statement and our 2015 Annual Report, we will promptly send you a copy upon request directed to our transfer agent, Computershare. You can call Computershare toll free at 1-800-962-4284. You can call the same phone number to notify us that you wish to receive a separate Annual Report or Proxy Statement in the future or to request delivery of a single copy of any materials if you are receiving multiple copies now.

STOCK OWNERSHIP INFORMATION

Security Ownership of Officers and Directors

The following table shows, as of February 28, 2016, the number of shares of our common stock beneficially owned by:

• each of our directors;
• each of our named executive officers;	• all of our executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities that the table names have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of the date of this report are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the business address for each of our beneficial owners is c/o MRC Global Inc., Fulbright Tower, 1301 McKinney Street, Suite 2300, Houston, Texas 77010.

As of February 28, 2016, the directors and executive officers beneficially owned 6.1% of our outstanding common stock, and none of our directors or executive officers owned any shares of our outstanding preferred stock. The percentage beneficially owned was calculated based on 102,119,431 shares of common stock outstanding on February 28, 2016.

Name	Number of Shares Owned	Percent

Andrew R. Lane(1)	1,596,355	1.6%

James E. Braun(2)	302,711	*

Daniel J. Churay(3)	152,786	*

Steinar Aasland(4)	14,950	*

Grant R. Bates(5)	50,074	*

Elton R. Bond(6)	38,470	*

John L. Bowhay(7)	19,823	*

Scott Hutchinson(8)	138,334	*

Rory M. Isaac(9)	153,795	*

Leonard M. Anthony(10)	71,213	*

Rhys J. Best(11)	80,074	*

Barbara J. Duganier(12)	8,185	*

Craig Ketchum(13)	1,028,306	1.0%

Gerard P. Krans(14)	1,861,976	1.8%

Dr. Cornelis A. Linse(15)	47,041	*

John A. Perkins(16)	79,376	*

H.B. Wehrle, III(17)	543,313	*

Robert L. Wood(18)	10,339	*

All directors and executive officers, as a group (18 persons)(19)	6,197,121	6.1%

*Less than 1%.

(1)	Mr. Lane owns no shares of our common stock directly. Mr. Lane owns, through a family limited partnership, (a) 300,850 shares of common stock, which includes 80,637 shares of unvested restricted stock, and (b) options to purchase 1,295,505 shares of our common stock that are exercisable within the next 60 days.

(2)	Mr. Braun owns (a) 68,785 shares of our common stock directly, which includes 28,932 shares of unvested restricted stock, and (b) options to purchase 233,926 shares of our common stock that are exercisable within the next 60 days.

(3)	Mr. Churay owns 550 shares of common stock through an Individual Retirement Account. Mr. Churay also directly owns (a) 25,700 shares of our common stock, which includes 17,007 shares of unvested restricted stock, and (b) options to purchase 126,536 shares of our common stock that are exercisable within the next 60 days.

(4)	Mr. Aasland owns (a) 10,404 shares of our common stock directly, which includes 8,206 shares of unvested restricted stock, and (b) options to purchase 4,546 shares of our common stock that are exercisable within the next 60 days.

(5)	Mr. Bates owns (a) 15,208 shares of our common stock directly, which includes 11,140 shares of unvested restricted stock, and (b) options to purchase 34,866 shares of our common stock that are exercisable within the next 60 days.

(6)	Mr. Bond owns (a) 14,580 shares of our common stock directly, which includes 8,979 shares of unvested restricted stock, and (b) options to purchase 23,890 shares of our common stock that are exercisable within the next 60 days.

(7)	Mr. Bowhay owns (a) 13,882 shares of our common stock directly, which includes 8,956 shares of unvested restricted stock, and (b) options to purchase 5,941 shares of our common stock that are exercisable within the next 60 days.

(8)	Mr. Hutchinson owns (a) 36,669 shares of our common stock directly, which includes 12,930 shares of unvested restricted stock, and (b) options to purchase 101,665 shares of our common stock that are exercisable within the next 60 days.

(9)	Mr. Isaac owns (a) 82,724 shares of our common stock directly, which includes 14,602 shares of unvested restricted stock, and (b) options to purchase 71,071 shares of our common stock that are exercisable within the next 60 days.

(10)	Mr. Anthony owns (a) 40,876 shares of our common stock directly, which includes 8,185 shares of unvested restricted stock that will vest on April 29, 2016, and (b) options to purchase 30,337 shares of our common stock that are exercisable within the next 60 days.

(11)	Mr. Best owns 10,930 shares of our common stock indirectly through his limited liability company. Mr. Best also owns (a) 28,252 shares of our common stock directly, which includes 8,185 shares of unvested restricted stock that will vest on April 29, 2016, and (b) options to purchase 40,892 shares of our common stock that are exercisable within the next 60 days.

(12)	Ms. Duganier owns 8,185 shares of our common stock directly, which is comprised of unvested restricted stock that will vest on April 29, 2016.

(13)	Mr. Ketchum owns 964,880 shares of our common stock through a limited liability company. Mr. Ketchum also owns (a) 44,296 shares of our common stock directly, which includes 8,185 shares of unvested restricted stock that will vest on April 29, 2016, and (b) options to purchase 19,130 shares of our common stock that are exercisable within the next 60 days.

(14)	Mr. Krans owns 1,828,137 shares of our common stock indirectly through his limited liability company. Mr. Krans also owns (a) 12,012 shares of our common stock directly, which includes 8,185 shares of unvested restricted stock that will vest on April 29, 2016, and (b) options to purchase 21,827 shares of our common stock that are exercisable within the next 60 days.

(15)	Dr. Linse owns (a) 22,518 shares of our common stock directly, which includes 8,185 shares of unvested restricted stock that will vest on April 29, 2016, and (b) options to purchase 24,523 shares of our common stock that are exercisable within the next 60 days.

(16)	Mr. Perkins owns (a) 55,876 shares of our common stock directly, which includes 8,185 shares of unvested restricted stock that will vest on April 29, 2016, and (b) options to purchase 23,500 shares of our common stock that are exercisable within the next 60 days.

(17)	Mr. Wehrle owns (a) 100,000 shares of our common stock indirectly through a trust and 2,567 shares indirectly through ownership by his spouse, and (b) 421,616 shares of our common stock directly, which includes 8,185 shares of unvested restricted stock that will vest on April 29, 2016. Mr. Wehrle also owns options to purchase 19,130 shares of our common stock that are exercisable within the next 60 days.

(18)	Mr. Wood owns 10,339 shares of common stock directly, which includes 7,339 shares of unvested restricted stock that will vest on August 24, 2016.

(19)	The number of shares of our common stock that all of our directors and executive officers own, as a group, includes those shares reflected in footnotes 1-19 above.

Stock Ownership of Certain Beneficial Owners

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of our outstanding preferred stock and/or our outstanding common stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage Outstanding
AllianceBernstein L.P. (1) 1345 Avenue of the Americas New York, NY 01015	7,163,989	7.0%

Bruce R. Berkowitz(2) c/o Fairholme Capital Management, L.L.C. 4400 Biscayne Boulevard, 9th Floor Miami, FL 33137	5,748,200	5.6%

BlackRock Inc.(3) 55 East 52nd Street New York, NY 10055	6,264,991	6.1%

Dimensional Fund Advisors LP(4) Building One 6300 Bee Cave Road Austin, TX 78746	5,542,285	5.4%

Select Equity Group, L.P./George S. Loening(5) 380 Lafayette Street, 6th Floor New York, NY 10003	6,495,246	6.4%

Tweedy, Browne Company LLC(6) One Station Place Stamford, CT 06902	5,744,935	5.6%

The Vanguard Group(7) 100 Vanguard Blvd. Malvern, PA 19355	6,509,553	6.4%

Mario Investments LLC(8) c/o Davis Polk & Wardwell LLP 450 Lexington Ave. New York, NY 10017	20,302,009	16.6%

(1)	On February 16, 2016, AllianceBernstein L.P. filed Schedule 13G reporting sole beneficial ownership of 7,163,989 shares of common stock, which represents 7.0% of MRC Global’s outstanding common stock. The business address for AllianceBernstein L.P. is 1345 Avenue of the Americas, New York, NY 01015.

(2)	On February 22, 2016, Bruce R. Berkowitz and Fairholme Capital Management, L.L.C. jointly filed Schedule 13D with the SEC reporting shared beneficial ownership of 5,748,200 shares of common stock, which represents 5.6% of MRC Global’s outstanding common stock. The business address for all parties is 4400 Biscayne Boulevard, 9th Floor, Miami, FL 33137.

(3)	On January 28, 2016, BlackRock, Inc. filed Schedule 13G with the SEC reporting sole beneficial ownership of 6,264,991 shares of common stock, which represents 6.1% of MRC Global’s outstanding common stock. The business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)	On February 9, 2016, Dimensional Fund Advisors LP filed Schedule 13G with the SEC reporting sole beneficial ownership of 5,542,285 shares of common stock, which represents 5.4% of MRC Global’s outstanding common stock. The business address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(5)	On February 16, 2016, Select Equity Group, L.P. and George S. Loening filed Amendment No. 4 to Schedule 13G. Select Equity Group, L.P. and George S. Loening reported shared beneficial ownership of 6,495,246 shares of common stock, which represents 6.4% of MRC Global’s outstanding common stock. The business address for all parties is 380 Lafayette Street, 6th Floor, New York, NY 10003

(6)	On January 6, 2016, Tweedy, Browne Company LLC filed Schedule 13G reporting sole beneficial ownership of 5,744,935 shares of common stock, which represents 5.6% of MRC Global’s outstanding common stock. The business address for Tweedy, Browne Company LLC is One Station Place, Stamford, CT 06902.

(7)	On February 10, 2016, The Vanguard Group filed Amendment No. 2 to Schedule 13G with the SEC reporting aggregate beneficial ownership of 6,509,553 shares of common stock, which represents 6.4% of MRC Global’s outstanding common stock. The business address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(8)	On June 19, 2015, Mario Investments LLC, Cornell Capital Special Situations Partners II LP, Cornell Capital GP II LP, Cornell Investment Partners LLC, and Henry Cornell filed a Schedule 13D reporting shared beneficial ownership of 20,302,009 shares of preferred stock on an as converted basis, which represents 16.6% of MRC Global’s outstanding common stock and preferred stock.

Preferred Stock Issuance

In June 2015, we filed with the Secretary of State of the State of Delaware a Certificate of Designations, Preferences, Rights and Limitations of Series A Convertible Perpetual Preferred Stock (the “Certificate of Designations”) creating the Series A Convertible Perpetual Preferred Stock, par value $0.01 per share (the “preferred stock”), and establishing the designations, preferences, and other rights of the preferred stock. On June 10, 2015, we issued 363,000 shares of preferred stock and received gross proceeds of $363 million.

The preferred stock ranks senior to our common stock with respect to dividend rights and rights on liquidation, winding-up and dissolution. The preferred stock has a stated value of $1,000 per share, and holders of the preferred stock are entitled to cumulative dividends payable quarterly in cash at a rate of 6.50% per annum. Holders of the preferred stock are entitled to vote together with the holders of the common stock as a single class, in each case, on an as-converted basis, except where a separate class vote of the common stockholders is required by law. Holders of the preferred stock have certain limited special approval rights, including with respect to the issuance of pari passu or senior equity securities of the Company.

The preferred stock is convertible at the option of the holders into shares of common stock at an initial conversion rate of 55.9284 shares of common stock for each share of preferred stock, which represents an initial conversion price of approximately $17.88 per share of common stock, subject to adjustment. On or after the fifth anniversary of the initial issuance of the preferred stock, the Company will have the option to redeem, in whole but not in part, all the outstanding shares of preferred stock, subject to certain redemption price adjustments on the basis of the date of the conversion. We may elect to convert the preferred stock, in whole but not in part, into the relevant number of shares of common stock on or after the 54th month after the initial issuance of the preferred stock if the last reported sale price of the common stock has been at least 150% of the conversion price then in effect for a specified period. The conversion rate is subject to customary anti-dilution and other adjustments.

PROPOSAL I: ELECTION OF DIRECTORS

Election Process

At the Annual Meeting, our stockholders will elect 10 directors to hold office until the 2017 annual meeting of stockholders, or until their successors are elected and qualified, or their earlier retirement, removal or death. Each director has served continuously since the date of his appointment. All nominees have consented to being named in this Proxy Statement and to serve if elected.

If any nominee should be unable or unwilling to stand for election as a director, it is intended that the common stock represented by proxies will be voted for the election of a substitute director that the Board may nominate.

Nominees for Election of Directors

Position: Chairman Director Since: 2008 Age: 56 Independent: No

Andrew R. Lane

Mr. Lane has served as our president and CEO since September 2008 and our chairman of the Board since December 2009. Immediately following the 2016 Annual Meeting of Stockholders, the positions of chairman of the Board and CEO will be separated. Mr. Lane will then serve as our President and CEO and as a director. He has also served as a director of MRC Global Inc. since September 2008. From December 2004 to December 2007, he served as executive vice president and chief operating officer of Halliburton Company, an international, oilfield services firm. Prior to that, he held a variety of leadership roles within Halliburton. Mr. Lane received a B.S. in mechanical engineering from Southern Methodist University in 1981 (cum laude). He also completed the Advanced Management Program (A.M.P.) at Harvard Business School in 2000.

Mr. Lane is uniquely qualified to serve as one of our directors due to his extensive executive and leadership experience in the oil and natural gas industry, including oilfield services, and his in-depth knowledge of our operations.

Director Since: 2008 Age: 61 Board Committees: Audit (Chair), Governance Independent: Yes

Leonard M. Anthony

Mr. Anthony served as the president and CEO of WCI Steel, Inc., an integrated producer of custom steel products, from December 2007 to October 2008. He was also a member of the board of directors of WCI Steel from December 2007 to October 2008. Mr. Anthony retired in October 2008. Mr. Anthony has more than 25 years of financial and operational management experience with various corporations, including oilfield equipment firms and steel producers. Mr. Anthony also serves as the executive chairman of the board of TechPrecision Corp, where he is a member of the audit committee and Compensation Committee, and the board of NanoSteel Company. Mr. Anthony earned a bachelor of science in accounting from Pennsylvania State University, a masters of business administration from the Wharton School of the University of Pennsylvania and an A.M.P. from Harvard Business School.

Immediately following the 2016 Annual Meeting of Stockholders, Mr. Anthony will serve as chairman of the Governance Committee and a member of the Audit Committee of our Board.

Mr. Anthony has extensive experience at multiple levels of financial control, planning and reporting and risk management for large corporate enterprises. Mr. Anthony has public company leadership experience with oilfield equipment and steel industries, both of which are related to our core customer base and product offerings. He has been designated as a financial expert on our audit committee.

Director Since: 2007 Position: Lead Independent Director Age: 69 Board Committees: Compensation (Chair), Governance (Chair) Independent: Yes

Rhys J. Best

Mr. Best has served as our lead independent director since 2014 and has been a director of MRC Global since 2007. Immediately following the 2016 Annual Meeting of Stockholders, the positions of chairman of the Board and CEO will be separated. Mr. Best will then serve as chairman of our Board. From 1999 until June 2004, Mr. Best was chairman, president and CEO of Lone Star Technologies, Inc., a company engaged in producing and marketing casing, tubing, line pipe and couplings for the oil and natural gas, industrial, automotive and power generation industries. From June 2004 until United States Steel Corporation acquired Lone Star in June 2007, Mr. Best was chairman and CEO of Lone Star. Mr. Best retired in June 2007. Before joining Lone Star in 1989, Mr. Best held several leadership positions in the banking industry. Mr. Best graduated from the University of North Texas with a bachelor of business administration and earned a masters of business administration from Southern Methodist University. He is a member of the board of directors of Cabot Oil & Gas Corporation, an independent natural gas producer, Trinity Industries, which provides products and services to the industrial, energy, transportation and construction sectors, and Commercial Metals Corporation, a producer and marketer of scrap metals and metal products. Recently he retired as chairman of the board of Crosstex Energy LP (now Enlink Energy Partners LP), a leading independent midstream energy services company.

Mr. Best has extensive executive and leadership experience in overseeing the production and marketing of pipes and fittings in the oil and natural gas industry. His experience with boards of public companies that are energy related and industrial provides our Board with a broad perspective and expertise in the areas of management, strategy and operations, including international operations. In 2014, the National Association of Corporate Directors named him Director of the Year.

Director Since: 2015 Age: 57 Board Committees: Audit Independent: Yes

Barbara J. Duganier

From 2004 to 2013, Ms. Duganier was a managing director at Accenture, a management consulting, technology services, and outsourcing company, and held various leadership and management positions in Accenture’s outsourcing business, including as global chief strategy officer and as global growth and offering development lead, during which time she helped numerous clients in the energy, chemicals, mining, and utilities industries become high performance businesses. A year prior to joining Accenture, she served as an independent consultant to Duke Energy North America. From 1979 to 2002, Ms. Duganier, who is a licensed certified public accountant, worked at Arthur Andersen, where she was an equity partner for twelve years and served as an auditor and financial consultant, as well as various leadership and management roles, including as global chief financial officer of Andersen Worldwide. She earned a B.S.B.A. in accounting from John Carroll University in 1979. In 2015, Ms. Duganier was honored as a recipient of one of the Houston Business Journal’s first-ever Women in Energy Leadership Awards. Ms. Duganier is a director of the general partner of Buckeye Partners, L.P., a midstream operator that primarily transports, stores and markets liquid petroleum products, where she is chair of the audit committee and a member of the Compensation Committee.

Immediately following the 2016 Annual Meeting of Stockholders, Ms. Duganier will serve as chairman of the Audit Committee and a member of the Governance Committee of our Board.

Ms. Duganier’s training and extensive experience as a certified public accountant, her track record of leading large organizations and her business experience both within and outside of the energy industry make her well-qualified to serve on our Board. She has been designated as a financial expert on our audit committee.

Director Since: 2007 Age: 59 Independent: No

Craig Ketchum

Mr. Ketchum served as our chairman of the Board from September 2008 until his retirement in December 2009 and as our president and CEO from May 2008 to September 2008. Prior to that, he served as president and CEO of Red Man Pipe & Supply Co. prior to its merger with McJunkin Corporation in October 2007. He served at Red Man Pipe & Supply Co. in various capacities since 1979. Mr. Ketchum graduated from the University of Central Oklahoma with a business degree and joined Red Man Pipe & Supply Co. in 1979. Mr. Ketchum is an American Indian and a member of the Delaware Tribe.

Mr. Ketchum is intimately familiar with pipe, valve and fitting (“PVF”) distribution operations and is uniquely qualified to serve as a director due to his years of service in senior management of both Red Man Pipe & Supply Co. and McJunkin Red Man Corporation.

Director Since: 2009 Age: 68 Board Committees: Governance Independent: Yes

Gerard P. Krans

Since 2001, Mr. Krans has served as the CEO and chairman of the board of directors of Transmark Holdings N.V., a privately owned energy and oil services group, and Transmark Investments. From 1973 to 1995, Mr. Krans served in various positions with Royal Dutch Shell, where he gained significant upstream experience. Mr. Krans also serves on the board of directors of Royal Wagenborg. Prior to 2001, Mr. Krans served in various positions with Royal Dutch Shell, VOPAK and Royal van Zanten. Mr. Krans received university degrees in law, econometrics and taxation.

Mr. Krans has extensive experience in strategic planning and corporate oversight, including multi-national companies in the energy, chemical and oil sectors.

Director Since: 2010 Age: 66 Board Committees: Compensation Independent: Yes

Dr. Cornelis A. Linse

Since March 2014, Dr. Linse has served as chairman of the Netherlands Commission for Environmental Impact Assessment, which prepares mandatory and voluntary advisory reports for the government on the scope and quality of environmental assessments. From 2010 until his retirement in 2011, Dr. Linse was a non-executive director of Transmark Holdings N.V., a privately owned energy and oil services group. From February 2007 until January 2010, Dr. Linse was the director of common infrastructure management for Shell International B.V. During this same period, he also served as chairman of the board of Shell Pension Fund—The Netherlands, a pension fund that Shell Petroleum N.V. sponsors. During his time with Shell, Dr. Linse had significant downstream experience. Prior to that, Dr. Linse held various positions in the oil and gas industry. Dr. Linse earned a doctorate degree from Leiden University in 1978.

Dr. Linse has held various leadership and managerial roles in the oil and gas industry since 1978 and has extensive experience in developing business infrastructure in growing, multinational companies.

Director Since: 2009 Age: 68 Board Committees: Audit, Compensation Independent: Yes

John A. Perkins

From 2001 until his retirement in 2006, Mr. Perkins was CEO of Truflo International plc, an international industrial group listed on The London Stock Exchange and involved in the manufacture and specialist distribution of valves and related flow control products. Prior to that, Mr. Perkins held various senior positions in the investment, banking and property sectors. Mr. Perkins earned a bachelor of commerce degree from the University of the Witwatersrand in 1968 and is a South African and English chartered accountant.

Mr. Perkins brings extensive multi-national financial and leadership experience in the valve manufacturing and distribution industries throughout Europe, the United States, Australasia and the Far East. He has been designated as a financial expert on our audit committee.

Director Since: 2007 Age: 64 Independent: No

H.B. Wehrle, III

From October 2007 to May 2008, Mr. Wehrle served as our president and CEO, and from May 2008 until his retirement in September 2008, he served as our chairman of the Board. Mr. Wehrle served as the president and CEO of McJunkin Corporation from January 2007 to October 2007. He began his career with McJunkin Corporation in 1973 in sales and subsequently held various positions with the company. Mr. Wehrle graduated from Princeton University and received a master of business administration from Georgia State University in 1978. In 2015, he was inducted into the West Virginia Business Hall of Fame by the West Virginia University College of Business and Economics.

Mr. Wehrle is intimately familiar with PVF distribution operations and is uniquely qualified to serve as a director due to his years of service in senior management of both McJunkin Corporation and McJunkin Red Man Corporation.

Director Since: 2015 Age: 61 Committees: Compensation Independent: Yes

Robert L. Wood

From 2004 to 2008, Mr. Wood was Chairman, President and CEO of Crompton Corporation (merged with Great Lakes Chemical to become Chemtura Corporation in 2005), a global, specialty chemicals company listed on the New York Stock Exchange and Euronext Paris. He spent 27 years in a variety of sales, marketing and management roles within the Dow Chemical organization and ultimately became the Business Group President of the Thermosets and Dow Automotive Group. In this role, Mr. Wood was named to Dow’s Corporate Operating Board, which was charged with setting corporate strategy and establishing corporate policies. Prior to that, Mr. Wood was the Global Vice President of Polyurethanes and Global Vice President of Engineered Plastics. He graduated from the University of Michigan with a bachelor of arts in 1976. Mr. Wood is a director of Praxair, a gas distribution company, and the Jarden Corporation, a global consumer products company. He is currently the Chairman of the United States Gymnastics Foundation and has recently been added to the U.S. Olympic Committee’s board of directors.

Immediately following the 2016 Annual Meeting of Stockholders, Mr. Wood will serve as chairman of the Compensation Committee and a member of the Governance Committee of our Board.

Mr. Wood has 30 years of global chemical industry experience and insight as well as more than 25 years of public company board experience which makes him well-qualified to serve on our Board.

The Company’s bylaws provide that for a director nominee to be elected, the director must receive a plurality of the votes cast by the stockholders present in person or represented by proxy voting together as a single class with respect to that director nominee’s election at the Annual Meeting. Abstention and broker non-votes will not be treated as either “WITHHOLD” or “FOR” votes cast for any nominee, and therefore will have no effect on the outcome of Proposal I — Election of Directors. Any director who receives a greater number of “withhold” votes than “FOR” votes in an uncontested election is expected to tender to the Board the director’s resignation as a director promptly following the certification of election results pursuant to the Company’s Corporate Governance Guidelines. Pursuant to these guidelines, the Board must accept or reject such resignation within 90 days following the certification of election results and publicly disclose its decision.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE

“FOR” THE ELECTION OF EACH NOMINEE TO SERVE AS DIRECTOR

CORPORATE GOVERNANCE

Corporate Governance

General

Our Board believes that strong corporate governance is critical to achieving our performance goals and to maintaining the trust and confidence of investors, employees, suppliers, business partners, regulatory agencies and other stakeholders.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines which provide a framework for the effective governance of MRC Global as a whole and also address the operation, structure, and practice of the Board and its committees. The Governance Committee (the “Governance Committee”) reviews these guidelines at least annually. Our Corporate Governance Guidelines can be found on the Company’s website at www.mrcglobal.com.

Strategic Planning

During the year, the Board meets with management to discuss and approve our strategic plans, financial goals, capital spending and other factors critical to successful performance. The Board also conducts quarterly reviews of progress on objectives and strategies. During Board meetings, directors review key issues and financial performance. The Board expects to meet privately with the CEO at least four times per year and meets in executive session without the CEO at each regular Board meeting and additionally as required. Further, the CEO communicates regularly with the Board on important business opportunities and developments.

Board Membership Criteria

The entire Board selects nominees for the Board in accordance with the procedures and criteria set forth in our Corporate Governance Guidelines. The Board seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board and the Company. In reviewing director candidates, the Board reviews each candidate’s qualifications for membership on the Board, considers the enhanced independence, financial literary and financial expertise standards that may be required for Audit Committee membership, and assesses the performance of current directors who are proposed to be renominated to the Board. Qualified candidates for membership on the Board are considered without regard to race, color, religion, sex, ancestry, sexual orientation, national origin or disability.

Board/Committee/Director Evaluations

At least annually, the Board conducts an annual review of the performance of the Board and its committees and reviews the background and qualifications of each of their respective members, as well as an assessment of the Board’s and each of its committees’ composition in light of their needs and objectives after considering issues of judgment, diversity, age, skills, background and experience.

Chief Executive Officer Evaluation and Management Succession

The Board and the CEO annually discuss and collaborate to set the CEO’s performance goals and objectives. The Board meets at least annually in executive session to assess the CEO’s performance. The Board maintains a process for planning orderly succession for the CEO and other executive officer positions and oversees executive officer development.

Communications with Directors

Any stockholder or other interested person may communicate with our Board, individually or as a group, by contacting our Corporate Secretary or the Chairman of the Board. The contact information is maintained on the Investor Relations tab of our website at www.mrcglobal.com.

The current contact information for either the Corporate Secretary or the Chairman of the Board is as follows and should be addressed to either of their attention, as applicable:

MRC Global Inc.

Fulbright Tower

1301 McKinney Street, Suite 2300

Houston, TX 77010

Communications to directors at this address will be forwarded to the relevant director(s) except for solicitations or other matters not related to MRC Global.

Director Attendance at Annual Meeting of Stockholders

Our Board members are expected to attend our Annual Meeting. With the exception of Robert L. Wood, who joined the Board in August 2015, all Board members standing for re-election attended our 2015 Annual Meeting of Stockholders.

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer (our CEO), principal financial officer (our executive vice president and chief financial officer), principal accounting officer (our senior vice president and chief accounting officer), and controller (our executive director and controller) and persons performing similar functions. Our code of ethics can be found on our Company’s website at www.mrcglobal.com. If we amend or waive provisions of this code of ethics with respect to these officers, we intend to also disclose the same on our website.

Board and Committees

Board of Directors

The Board currently consists of 10 members. The shareholders elect directors annually. The current directors are listed under “Proposal I: Election of Directors” above. Our directors are elected annually to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified, or until their earlier retirement, removal or death. Under our Corporate Governance Guidelines, our retirement age for directors is 73.

Director Independence

The Board of Directors has determined that each of our director nominees, other than Messrs. Lane, Ketchum and Wehrle, qualifies as an independent director within the meaning of Section 303A.02 of the NYSE Listed Company Manual and under the independence requirements adopted by the Board as set forth in our Corporate Governance Guidelines

Board Leadership Structure

In the past, the Board has combined the positions of CEO and chairman of the Board. Mr. Lane currently holds these positions. The responsibilities of the chairman include presiding over all meetings of the Board and shareholders, reviewing and approving meeting agendas, meeting schedules and other information, as appropriate, acting as a liaison between the outside directors and management, consulting on shareholder engagement and governance matters and performing such other duties as the Board requires from time to time. While we believe that the current model has been effective for the Company, as the combined position of CEO and chairman can maximize strategic advantages and industry expertise and provide enhanced efficiency, effective decision-making and clear accountability, we have decided to separate the roles of chairman and CEO effective immediately following the 2016

Annual Meeting of Stockholders. This change allows management to deepen its focus on customers, gaining market share, cost control, operational excellence and delivering shareholder value. In addition, we have recently added additional public company board expertise to our company. Given these factors, we believe this is a good time to make this change in our governance structure.

Our Compensation, Audit and Governance Committees are currently comprised entirely of independent directors. The Board believes that having independent Compensation, Audit and Governance Committees provides a structure for strong independent oversight of our management.

Risk Oversight

The Board administers its risk oversight function primarily through the Audit Committee, which oversees the Company’s risk management practices. The Audit Committee is responsible for, among other things, discussing with management on a regular basis the Company’s guidelines and policies that govern the process for risk assessment and risk management. This discussion includes the Company’s major risk exposures and actions taken to monitor and control these exposures. In addition, the Board recently added oversight of enterprise risk to the Governance Committee. Finally, the Compensation Committee reviews risks related to the Company’s compensation practices. By having these committees engaged in aspects of risk oversight, the Board intends to have a focus on financial, enterprise and compensation risks. The Board believes that its administration of risk management oversight has not affected the Board’s leadership structure, as described above.

In addition, we have established a Risk Management Committee. Our Risk Management Committee is comprised of our CEO, our executive vice presidents, our senior vice presidents, our vice president – human resources, our executive director and controller, our executive finance director, our finance director, our executive director of financial reporting, our vice president of internal audit, our vice president – tax, our executive director – risk management, our assistant general counsel and assistant secretary and our executive director – investor relations.

The principal responsibilities of the Risk Management Committee are to review and monitor any material risks or exposures associated with the conduct of our business, the internal risk management systems implemented to identify, minimize, monitor or manage these risks or exposures and the Company’s policies and procedures for risk management. While the Audit Committee is responsible for reviewing the Company’s policies and practices with respect to risk assessment and risk management, it is the responsibility of senior management of the Company to manage the Company’s exposure to risk at an appropriate level.

Meetings of the Board and Committees

During 2015, the Board held twelve meetings. Nine directors attended 100% of the aggregate of the total number of meetings of the Board and meetings of the committees of the Board on which the person served.*

*Barbara J. Duganier and Robert L. Wood attended 100% of the Board and committee meetings after they were elected to the Board in April 2015 and August 2015, respectively. Mr. Krans attended 92% of the aggregate of the total number of meetings of the Board and 100% of the meetings of the committee on which he served.

Meetings of Directors

The directors of the Board meet in regularly scheduled executive sessions at times and for reasons as they desire and set, with at least four executive sessions per year. During the sessions, the chairman presides.

Committees of the Board

The Company currently has three standing Board committees: an Audit Committee, a Compensation Committee, and a Governance Committee. Each committee’s functions are described in detail in its respective charter, which is available on the Company’s website at www.mrcglobal.com.

Audit Committee

The Audit Committee met four times during 2015. As described in its charter, the Audit Committee’s primary duties and responsibilities are to assist Board oversight of:

Chair: Leonard M. Anthony Additional Members: Barbara J. Duganier John A. Perkins Number of Members: 3 Independent: 3 Financial Experts: 3	• the integrity of the Company’s financial statements;
• the integrity and adequacy of the Company’s auditing, accounting and financial reporting processes and systems of internal controls for financial reporting;
• the Company’s compliance with legal and regulatory requirements, including internal controls designed for that purpose;
• the selection of the Company’s independent auditor;
• the independence, qualifications and performance of the Company’s independent registered public accounting firm;
• performance of the Company’s internal audit function;
• review of related party transactions; and
• the Company’s enterprise risk management framework and its policies and procedures for risk management.
• Peter C. Boylan III served on the Audit Committee until his retirement as a director on April 29, 2015. Ms. Duganier joined the Audit Committee when she became a director on April 29, 2015.

Compensation Committee

The Compensation Committee met six times during 2015. As described in its charter, the Compensation Committee’s primary functions include:

Chair: Rhys J. Best Additional Members: Dr. Cornelis A. Linse John A. Perkins Robert L. Wood Number of Members: 4 Independent: 4	• establishing policies and periodically determining matters involving executive compensation;
• recommending changes in employee benefit programs;
• granting or recommending the grant of stock options and stock and other long-term incentive awards; • assessing risk in compensation programs; and
• providing counsel regarding key personnel selection.
• Mr. Boylan served on the Compensation Committee until his retirement from the Board on April 29, 2015. Mr. Wood joined the Compensation Committee when he became a director on August 24, 2015.
See “Participants in the Compensation Process” on page 38.

Governance Committee

The Governance Committee met twelve times during 2015. As described in its charter, the Governance Committee’s primary functions include:

Chair: Rhys J. Best Additional Members: Leonard M. Anthony Gerard P. Krans Number of Members: 3 Independent: 3	• identifying individuals qualified to become members of the Board consistent with any criteria the Board approves from time to time;
• recommending to the Board director candidates for election at the annual meetings of stockholders or to fill vacancies pursuant to the bylaws;
• recommending to the Board director nominees for each Board committee;
• developing, annually reviewing and recommending to the Board a set of corporate governance guidelines for the Company;
• assisting the Board in assessing the independence of the members of the Board;
• leading the Board and other Board committees in their annual evaluation process;
• assisting the Board in evaluating any proposed changes to the Company’s charter, bylaws, or other governance issues; and
• overseeing enterprise risks that may be applicable to the Company from time to time.
• Henry Cornell was a member of the Governance Committee until he resigned from the Board on May 18, 2015.

Immediately following the 2016 Annual Meeting of Stockholders, our committees will be comprised of the following members, all of whom are independent:

•	Audit Committee: Barbara J. Duganier (chair), Leonard M. Anthony and John A. Perkins – all three members are “financial experts”
•	Compensation Committee: Robert L. Wood (chair), Dr. Cornelis A. Linse and John A. Perkins
•	Governance Committee: Leonard M. Anthony (chair), Barbara J. Duganier, Gerard P. Krans and Robert L. Wood

We will no longer have a lead director, and Rhys J. Best will serve as our non-executive chairman of the Board.

Legal Proceedings

To the best of our knowledge, there is no material proceeding to which any director, director nominee or executive officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or any associate of such director, nominated director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Non-Employee Director Compensation

As compensation for their services on the Board, in 2015, we paid each non-employee director an annual cash retainer of $60,000. We paid the chairs of the Audit, Compensation and Governance Committees an additional annual cash retainer of $15,000. We paid the lead independent director an additional annual cash retainer of $20,000. Each committee member receives a $2,000 annual retainer for each committee membership. For all, retainers were paid on a pro-rata basis based on the time of service. In addition, we paid each non-employee director a meeting fee of $2,000 for each Board meeting that the director attended. The meeting fee for telephonic attendance at Board meetings is $500. The Company also granted approximately $120,000 in restricted stock to each non-employee director of the Company in 2015. All directors are also reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings.

Total Director Compensation for 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
Leonard M. Anthony	89,000	119,992	208,992
Rhys J. Best	123,500	119,992	243,492
Peter C. Boylan III (2)	25,333	---	25,333
Henry Cornell (3)	32,333	119,992	152,325
Barbara J. Duganier (4)	49,333	119,992	169,325
Craig Ketchum	72,000	119,992	191,992
Gerard P. Krans	74,000	119,992	193,992
Dr. Cornelis A. Linse	74,000	119,992	193,992
John A. Perkins	76,000	119,992	195,992
H.B. Wehrle, III	72,000	119,992	191,992
Robert L. Wood (5)	23,167	79,995	103,162

(1)	Grants awarded on April 29, 2015. The grant date fair value of all stock awards was $14.66 per share, except for Mr. Wood whose grant was awarded on August 24, 2015, and his grant date fair value was $10.90 per share. No option awards were granted to directors in 2015.
(2)	Mr. Boylan was a director until April 29, 2015 and did not stand for re-election.
(3)	Mr. Cornell resigned from the Board effective May 18, 2015.
(4)	Ms. Duganier joined the Board on April 29, 2015.
(5)	Mr. Wood joined the Board on August 24, 2015. Mr. Wood’s annual grant is pro-rated accordingly.

The following table indicates the aggregate number of shares of our common stock subject to outstanding option and stock awards that our non-employee directors held as of December 31, 2015:

Name	Stock Options (#)	Stock Awards (#)
Leonard M. Anthony	30,337	8,185
Rhys J. Best	40,892	8,185
Barbara J. Duganier	---	8,185
Craig Ketchum	19,130	8,185
Gerard P. Krans	21,827	8,185
Dr. Cornelis A. Linse	24,523	8,185
John A. Perkins	23,500	8,185
H.B. Wehrle, III	19,130	8,185
Robert L. Wood	---	7,339

Immediately following the 2016 Annual Meeting of Stockholders, director compensation for non-employee directors will consist of the following:

•	Annual retainer for each director: $75,000
•	Additional retainer for the chairman of the Board: $50,000
•	Additional retainer for each committee chair: $15,000
•	Additional retainer for committee members who are not chairs: $2,000 per committee
•	No meeting fees

In addition, each director will receive a restricted stock award determined by dividing $125,000 (except for non-executive Chairman, who shall receive $175,000) by the 20-day volume weighted average price (VWAP) of the Company’s common stock on the New York Stock Exchange as of the date immediately preceding the Company’s annual meeting of stockholders. Restricted stock will vest upon the first anniversary of the grant date.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the objectives and design of MRC Global’s compensation program for our current named executive officers. The following is a list of our five named executive officers (“NEOs”) for 2015.

Name of Executive Officers	Position (as of December 31, 2015)
Andrew R. Lane	Chairman of the Board, President and Chief Executive Officer
James E. Braun	Executive Vice President and Chief Financial Officer
Daniel J. Churay	Executive Vice President – Corporate Affairs, General Counsel and Corporate Secretary
Scott A. Hutchinson	Senior Vice President – U.S. Operations[1]
Rory M. Isaac	Senior Vice President – Business Development[2]

Executive Summary

In 2015, MRC Global Inc. maintained its position as the largest global distributor, based on sales of pipe, valves and fittings (“PVF”) and related products and services to the energy industry. Despite a continued decline in spending by our customers in response to the oil and gas commodity price environment, we maintained our focus on winning new customers, expanding relationships with existing customers, streamlining operations, controlling costs and strengthening our balance sheet.

The Company’s sales were $4.5 billion in 2015. Net loss to common stockholders for 2015 was $345 million, or $3.38 per diluted share. This represented a decrease in sales and net income from 2014, caused by a decrease in customer spending primarily in the upstream and midstream sectors, and to a modest extent in the downstream sector. Sales in Canada and International Operations were further negatively impacted by a stronger U.S. dollar in 2015. Net loss was also impacted by $475 million of charges related to the impairment of goodwill and intangible assets and other charges.

[1]	Mr. Hutchinson had responsibility for North America Operations until September 30, 2015. He will retire effective as of April 1, 2016.

[2]	Mr. Isaac will retire effective as of April 1, 2016.

In spite of this difficult environment, we continued to execute our long-term strategy for organic growth. We added a five-year contract with Phillips 66 and Marathon Oil, as well as a three-year contract with our largest Canadian customer. We also won our largest alloy pipe, fitting and flange order in Norway to date – the Johan Sverdrup project with Statoil. We added integrated supply agreements with California Resources Corporation, TECO Energy Subsidiaries, Peoples Gas of Florida and New Mexico Gas. We made strategic investments in our business by opening new regional distribution centers.

We controlled our operating cost structure by reducing our selling, general and administrative expenses (“SG&A”) by 15% from 2014, and reducing headcount by 17% from our peak. We streamlined operations and consolidated branches globally. These actions resulted in a strong operating cash flow of $690 million in 2015, and reduction in our net debt by $974 million.

The Company’s Compensation Principles

MRC Global’s executive compensation program is designed to attract and retain our executives, including our NEOs, who are critical to the Company’s long term success. Our executive compensation strategy is focused on: motivating executive officers to increase the economic value of the Company by strengthening our position as a global market leader in PVF supply and by aggressively pursuing growth both domestically and internationally; and on aligning our executive officers’ interests and actions with the interests of our stockholders.

Our 2015 executive compensation program was aligned with this strategy. In addition to base salary, our 2015 executive compensation was comprised of the Annual Cash Incentive Plan (See “— Annual Cash Incentive”) and the Long-Term Equity Compensation Plan (See “— 2015 Long-Term Equity Compensation Grant”). Consistent with our pay for performance philosophy, the table below summarizes how performance in 2015 impacted pay in 2015.

Compensation Plan	Annual Cash Incentive	Long-Term Equity
What was the plan designed to achieve?	Motivate executive officers to achieve the Company’s annual financial and operational goals, which in turn are designed to achieve long-term profitability and value for stockholders.	Motivate executive officers to increase share price and long-term economic value of the Company.
What were the performance measures?

Achievement of target Adjusted EBITDA[1] and Cash From Operations[2] measures.

Mr. Hutchinson’s 2015 annual cash incentive plan also included North America EBITDA, North America return on net assets (“RONA”),[3] US EBITDA and US RONA measures.

Three-year (2015-17) total shareholder return performance relative to companies in the OSX index,[4] three-year (2015-17) RANCE.[5]
How did we perform?	The Company achieved financial and operational performance close to target in 2015. 2015 Adjusted EBITDA was $234.8 million (94% of target) and Cash From Operations was $689.9 million (193% of target).	The performance has not yet been determined because the three-year measurement period has not yet been completed.
How did performance impact compensation?	Based on 2015 Adjusted EBITDA and Cash From Operations performance (as well as North America EBITDA, North America RONA, US EBITDA and US RONA performance for Mr. Hutchinson), our executive officers would have achieved a payout of 91.9% to 106% of target. However, at the beginning of 2015, in anticipation of the downturn in oil and gas markets, the Compensation Committee decided that any payouts achieved under the annual incentive plan in 2015 would be subject to a reduction factor. Due to the application of this reduction factor, 2015 annual incentive plan payouts are lower than would have been achieved for 2015 performance using the normalized payout scale. As a result, our NEOs received annual incentive payouts of 62.7% to 72.2% of target, depending on their respective individual performance.	The performance has not yet been determined because the three-year measurement period has not yet been completed.

[1]	We calculate Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles and certain other expenses (such as severance and restructuring charges, equity-based compensation and goodwill impairment) and plus or minus the impact of our last-in, first-out inventory costing methodology.

[2]	Cash From Operations is the amount appearing on the Company’s consolidated statement of cash flows, prepared in accordance with U.S. generally accepted accounting principles, denoted as “net cash provided by (used in) operations”.

[3]	We calculate RONA as Adjusted EBITDA Return on Net Assets which is equal to a) adjusted EBITDA divided by b) accounts receivable, plus inventory, plus the LIFO reserve, plus property, plant and equipment, less accounts payable and net assets acquired.

[4]	Philadelphia Oil Service Sector Index (or its successor index or, if the Philadelphia Oil Service Sector Index is discontinued, a comparable index or group of companies that the Compensation Committee determines is an appropriate comparator group) (the “OSX index”).

[5]	RANCE is calculated as cumulative net income plus tax effected interest expense over the three-year period, divided by average net capital employed for the three year period, which quotient was then divided by three.

Pay for Performance Program

Our Compensation Committee, which is composed solely of independent directors, believes in a pay for performance philosophy. While our Compensation Committee sets target compensation for the executive officers each year based on market practices and internal considerations, their actual compensation is strongly dependent on the Company’s performance relative to pre-determined and measurable financial metrics and stock price performance.

•	As illustrated in the following graphic, a substantial portion of the 2015 target compensation for executive officers was at risk.

•	Under our 2015 annual cash incentive plan, 70% of NEO performance was measured on Adjusted EBITDA targets, 20% on Cash From Operations targets, and 10% on personal key performance indicators. There was no payout relative to each of the performance metrics unless at least 75% of the goal was achieved for each respective metric. Target payout relative to each of the performance metrics was only paid out when the goal for each respective metric was achieved. Maximum payouts are capped. (See “— Annual Cash Incentive”). Note: The 2015 annual cash incentive plan for Mr. Hutchinson also included North America and US measures. (See “—Annual Cash Incentive 2015 Payout – Mr. Hutchinson”).

•	At the beginning of 2015, in anticipation of the downturn in oil and gas markets, the Compensation Committee decided that any payouts achieved under the annual incentive plan in 2015 would be subject to a reduction factor. Due to the application of this reduction factor, 2015 annual incentive plan payouts are lower than would have been achieved for 2015 performance using the normalized payout scale.

•	The 2015 long-term equity grant consisted of time-vested restricted stock and performance share units for NEOs. The performance share units will vest in full at the end of three years, and vesting will depend on performance based upon the Company’s three-year total shareholder return relative to companies in the OSX index and RANCE targets. The time-vested restricted stock provides retention value, and its value is also tied to performance, since it increases or decreases in value depending on our stock price at vesting. (See “— 2015 Long-Term Equity Compensation Grant”).

2015 Target Compensation

2015 Oil and Gas Market Downturn – Actions Taken

Change	Objective of Change
No base salary increases were awarded to NEOs in 2015	To achieve cost savings
At the beginning of 2015, in anticipation of the downturn in oil and gas markets, the Compensation Committee decided that any payouts achieved under the annual incentive plan in 2015 would be subject to a reduction factor. Due to the application of this reduction factor, 2015 annual incentive plan payouts are lower than would have been achieved for 2015 performance using the normalized payout scale.	To proactively reduce annual cash incentive plan payouts, in anticipation of reduced earnings for MRC Global in 2015

2015 Company Performance

Financial and operational highlights from fiscal year 2015 include:

• Sales of $4.5 billion	• Net loss to common stockholders of $345 million
• Gross profit of $786 million (17.4% of sales)	• Adjusted EBITDA (defined on page 33) of $235 million
• Adjusted gross profit of $813 million (18.0% of sales)+	• Cash Flow from Operations of $690 million
• Share repurchases of $11.5 million	• Reduced net debt by $974 million

+	We calculate adjusted gross profit as gross profit plus depreciation and amortization, amortization of intangibles and the increase (decrease) in our last-in, first-out inventory reserve.

Despite a challenging market environment, a reduction in sales and a net loss in 2015, we strengthened the Company’s balance sheet in 2015 and added market share. The following were some of our key accomplishments in 2015:

•	We executed our long-term strategy for organic growth, by winning and renewing customer contracts:

¡	We added a five-year contract with Phillips 66 and Marathon Oil, as well as a three-year contract with our largest Canadian customer;

¡	We also won our largest alloy pipe, fitting and flange order in Norway to date – the Johan Sverdrup project with Statoil; and

¡	We added integrated supply agreements with California Resources Corporation, TECO Energy Subsidiaries, Peoples Gas of Florida and New Mexico Gas.

•	We made strategic investments in our business by opening new regional distribution centers and launching an enterprise resource planning (“ERP”) system implementation:

¡	We opened a regional distribution center in Rotterdam, the Netherlands to support continental European operations;
¡	We opened a regional distribution center in Pittsburgh to service Marcellus and Utica; and
¡	We launched an ERP system implementation in the international segment.

•	We streamlined operations and reduced operating costs:

¡	We reduced SG&A expenses by 15% and reduced headcount by 17%;
¡	We reduced the number of United States sub-regions from four to three;
¡	We streamlined management in the International segment by consolidating into one division; and
¡	We consolidated branches both in North America and the International segment to fit the current operating environment.

•	We strengthened our balance sheet and created financial liquidity for future growth opportunities:

¡	We generated $690 million in cash flow from operations;
¡	We reduced net debt by $974 million;
¡	We optimized working capital by reducing inventory by $406 million and days sales outstanding by 9 days;
¡	We issued $363 million of preferred stock;
¡	We announced a $100 million share repurchase program and repurchased $11.5 million of MRC Global common stock in 2015.

For more details on 2015 Company financial performance, please see our Annual Report on Form 10-K filed with the SEC.

Impact of 2015 Company Performance on 2015 Annual Cash Incentive Plan Payout

Since we partially met our 2015 financial target for the Adjusted EBITDA and overachieved the Cash From Operations performance metric (as defined on page 33) in the 2015 Annual Cash Incentive Plan, our NEOs earned a portion of their target annual cash incentive.

We achieved 94% of the Adjusted EBITDA target and 193% of our Cash From Operations target in the 2015 Annual Cash Incentive Plan. Under the current plan, each of the NEOs earned an annual cash incentive payout ranging from 91.9% to 106% of target (depending on their respective individual performance). (See “— Annual Cash Incentive”).

At the beginning of 2015, in anticipation of the downturn in oil and gas markets, the Compensation Committee decided that any payouts achieved under the annual incentive plan in 2015 would be subject to a reduction factor. Due to the application of this reduction factor, 2015 annual incentive plan payouts are lower than would have been achieved for 2015 performance using the normalized payout scale. The annual incentive payout ranged from 62.7% to 72.2% of target (depending on the NEO’s respective individual performance).

Key Features of our Executive Compensation Program

What We Do
We pay for performance – a majority of pay is at risk and target total direct compensation is achieved only when annual performance objectives are achieved (Page 34).
We set objectives for our annual cash incentive plan that are measurable, determined in advance and aligned with stockholder interests (Page 44). At the beginning of 2015, in anticipation of the downturn in oil and gas markets, the Compensation Committee decided that any payouts achieved under the annual cash incentive plan in 2015 would be subject to a reduction factor. Due to the application of this reduction factor, 2015 annual cash incentive plan payouts are lower than would have been achieved for 2015 performance using the normalized payout scale.
We disclose annual cash incentive plan objectives in the proxy statement with year-end results for each performance metric (Page 46).
We require a minimum level of performance against the goals for each performance metric before the annual cash incentive plan starts paying out for the respective metric (Page 45).
Our long-term equity compensation plan is designed to be strongly tied to Company performance. We award performance share units to tie payouts to shareholder performance and RANCE. We award restricted stock to tie realized value to stock price and to provide retention value (Page 48).
We have equity ownership guidelines that provide for significant executive officer equity ownership (Page 50).
We have a clawback policy in place to recoup certain compensation from the covered employees in the event of restatement of our financial statements due to theft, fraud, willful misconduct or negligence (Page 52).
We have a fully independent Compensation Committee (Page 53).
Our Compensation Committee engages a compensation consultant that is independent of management and the Company (Page 39).
We benchmark pay relative to the market and review the peer group used for market benchmarking on an annual basis (Page 40).
We have an annual Say-on-Pay vote, and actively engage with our investors (Page 54).

What We Don’t Do
No guaranteed incentives (Page 45)
No re-pricing of stock options permitted without approval from stockholders (Page 52)
No hedging or derivative transactions with respect to our shares by executive officers or directors permitted (Page 52)
No pledging of our shares by executive officers or directors permitted* (Page 52)

*Except that the Board permitted Mr. Krans to pledge his interests in certain limited liability units prior to our initial public offering, which units later converted to MRC Global shares (see “Anti-Hedging and Anti-Pledging Policy”) (Page 52). No other pledges have been permitted.

More than 97% of the votes cast on our 2015 say-on-pay proposal were in favor of our executive compensation program and policies

2015 Say-On-Pay Results

We conduct an annual Say-on-Pay vote and pay careful attention to feedback from our stockholders regarding our executive compensation program. In 2015, the Company’s executive compensation program received the approval of more than 97% of the shares voted. We believe that our stockholders support our overall compensation philosophy and design and believe that compensation for our executive officers is aligned with Company and individual performance and with stockholder interests.

In 2015, to further strengthen our pay for performance compensation program, the Compensation Committee approved the following modifications to our executive compensation program:

2015 Changes to the Executive Compensation Program

Change	Objective of Change
Moved long-term equity compensation mix for executive officers to 50% restricted stock and 50% performance share units (25% based on three-year relative total shareholder return performance (compared to companies in the OSX index) (“Total Shareholder Return”), and 25% based on three-year RANCE performance)	To further strengthen the link of pay to performance and alignment with stockholders and to motivate executive officers to achieve superior relative Total Shareholder Return and RANCE performance
Added a clawback policy	To protect the Company from the overpayment of incentives to employees not involved in the employee misconduct leading to a restatement

2015 Oil and Gas Market Downturn – Actions Taken

Change	Objective of Change
No base salary increases were awarded to NEOs in 2015	To achieve cost savings
At the beginning of 2015, in anticipation of the downturn in oil and gas markets, the Compensation Committee decided that any payouts achieved under the annual incentive plan in 2015 would be subject to a reduction factor. Due to the application of this reduction factor, 2015 annual incentive plan payouts are lower than would have been achieved for 2015 performance using the normalized payout scale.	To proactively reduce annual cash incentive plan payouts, in anticipation of reduced earnings for MRC Global in 2015

Participants in the Compensation Process

Role of the Compensation Committee

The Compensation Committee establishes policies and has decision-making authority with respect to compensation matters for executive officers (other than the CEO), including determination of the compensation and benefits and long-term incentive grants. With respect to the CEO, the Compensation Committee recommends compensation decisions, including the grant of long-term incentive compensation, to the full Board, which then makes decisions regarding CEO compensation.

Pursuant to the Compensation Committee’s charter, its duties include:

•	To review and recommend to the Board, the annual salary, bonus, equity and long-term incentive awards and other compensation, incentives and benefits, direct and indirect, of the CEO and to review and determine such compensation, incentives and benefits of the other executive officers. With respect to the CEO, the full Board makes decisions regarding CEO compensation, taking into account (among other things) the Compensation Committee’s recommendations;

•	To review and approve corporate goals and objectives relevant to compensation of the CEO and the other executive officers and to evaluate the CEO’s and the other executive officers’ performance in light of those goals and objectives on an annual basis, and, either separately or together with other independent directors (as the Board directs), to recommend to the Board the CEO’s and other executive officers’ compensation level based on this evaluation;

•	To review and authorize or recommend to the Board to authorize, as the case may be, the Company to enter into, amend or terminate any employment, consulting, change in control, severance or termination, or other compensation agreements or arrangements with the CEO and other executive officers of the Company (and at the option of the Compensation Committee, other officers and employees of the Company);

•	To periodically review and consider the competitiveness of the Company’s executive compensation;

•	To review new executive compensation programs, review on a periodic basis the operation of the Company’s existing executive compensation programs to determine whether they integrate appropriately and establish and periodically review policies for the administration of executive compensation programs;

•	To review, amend, modify or adopt proposals relating to the incentive compensation plans, equity-based compensation plans, qualified retirement plans, health and welfare plans, deferred compensation plans and any other benefit plans, programs or arrangements that the Company or any of its subsidiaries sponsors or maintains;

•	To approve the overall structure of annual compensation and incentive plans with respect to employees of the Company and its subsidiaries on an annual basis;

•	To assess risks in compensation programs; and

•	To conduct a review of compensation for non-employee directors at least annually and to determine or make recommendations to the Board.

Role of Compensation Consultant

Pursuant to the Compensation Committee’s charter, the Compensation Committee has the power to retain or terminate compensation consultants and engage other advisors. Since 2010, the Compensation Committee has engaged Meridian Compensation Partners, LLC (“Meridian”), an independent consultant specializing in executive compensation, to formulate a report and make recommendations to the Compensation Committee regarding executive and director compensation based on peer group and other market data, as well as industry trends and current practices.

The Compensation Committee evaluated the SEC’s and NYSE’s six independence factors to determine that the service Meridian provided to the Compensation Committee was free of any actual or perceived conflicts of interest. Meridian does not provide any other services to the Company or its executive management team. In 2015, the Company paid Meridian $144,020 for its services.

Role of Executive Officers

Our CEO, our executive vice president – corporate affairs, general counsel and corporate secretary, our vice president – human resources and our director of compensation and benefits provide support and information as the Compensation Committee requests. They make quarterly presentations to the Compensation Committee with respect to issues and developments regarding compensation and our compensation programs. They develop current and historical summary compensation data (including each element of compensation) for our executive officers and provide this data on a regular basis to the Compensation Committee.

Our CEO provides the Compensation Committee with an evaluation of the annual performance of each of the executive officers that report to the CEO and makes preliminary recommendations for base salary and incentive target levels for them. Recommendations for base salary, annual performance, incentive target levels and incentive payouts for the CEO are left entirely to the Compensation Committee’s discretion.

The Compensation Committee then determines appropriate changes in compensation for the upcoming year. Each year, the Compensation Committee approves the executive officers’ annual cash incentive awards (expressed in each case as a percentage of base salary) and the performance metrics and goals for annual cash incentive awards that the Company would pay in respect of performance during the year. The Compensation Committee makes decisions with respect to equity-based compensation awards that the Company grants to our executive officers. With respect to CEO compensation decisions, the Compensation Committee makes its recommendations to the entire Board for final approval.

Peer Group

In July 2014, the Compensation Committee reviewed our compensation peer group, and the companies in the table below were selected as our 2015 compensation peer group. These peers were chosen as distributors or sellers of industrial or energy products of a similar character to those that we sell or as companies that have similar distribution business models to our business model. We compete for talent with these peer companies as well as other companies not in the peer group. As illustrated in the table below, our revenue was within the range of revenues for these peer companies (using 12-month trailing revenue at the time of the analysis).

Company*	Ticker	Revenue**
Anixter Intl Inc.	AXE	$6,446
Applied Industrial Technologies, Inc.	AIT	$2,460
Cameron International Corporation	CAM	$10,381
DXP Enterprises Inc.	DXPE	$1,500
Flowserve Corp.	FLS	$4,878
HD Supply Holdings Inc.	HDS	$8,882
MSC Industrial Direct Co. Inc.	MSM	$2,787
NOW Inc.	DNOW	$4,105
RPC Inc.	RES	$2,337
Superior Energy Services Inc.	SPN	$4,557
Watsco, Inc.	WSO	$3,945
Wesco International Inc.	WCC	$7,890
25th Percentile		$2,705
Median		$4,331
75th Percentile		$6,807
MRC Global Inc.	MRC	$5,933

*In July 2014, the following companies were removed from our peer group – Airgas, Fastenal, W.W. Grainger, Inc., NOV, Dresser Rand and Oil States; and the following companies were added – Anixter International Inc., DXP Enterprises, Inc., HD Supply Holdings Inc. and NOW Inc. Fastenal and W.W. Grainger, Inc. were excluded due to their large market capitalization, which placed them outside the range of our peer group. NOV and Oil States were excluded due to the spin-off of their business, and Dresser Rand was removed from the group due to its acquisition by Siemens Inc.

**Most recently reported revenue (as of fiscal year 2014 revenue).

In February 2015, Meridian made a report to the Compensation Committee on proxy-disclosed executive pay data, which the Compensation Committee considered when making its 2015 compensation decisions. Meridian used compensation peer data from the above companies for each position that our executive officers hold to the extent available.

Meridian also provided data from the following two third-party general industry surveys for companies with revenue amounts similar to those of the Company as an additional reference point to validate the peer-company specific data:

•	Towers Watson 2014 CDB Executive Compensation Survey Report
•	Aon Hewitt 2014 Total Compensation Measurement Executive Report

Meridian presented compensation at each quartile of the data (both peer-company specific data as well as third party market survey data) to the Compensation Committee with respect to total compensation and major elements of compensation (i.e., base salary, annual cash incentive and long-term equity compensation) for each of the executive officer’s positions.

The Compensation Committee used this data to determine whether its compensation decisions were within the market for each executive officer; however, the Compensation Committee did not set any compensation for any executive officer at a specific level within the peer group range for each executive offer (such as pegging the compensation to a 50th percentile level). Rather, the Compensation Committee exercised its discretion considering the following factors:

• the executive’s contributions and performance	• market levels of compensation for positions comparable to the executive’s position
• the executive’s roles and responsibilities, including the executive’s tenure in such role	• the executive’s compensation history and compensation mix, including this history and mix that newly hired executives experienced with their prior employers
• the Company’s need for the executive’s skills	• the executive’s potential and readiness to contribute in the executive’s current role
• the executive’s experience and management responsibilities

The Compensation Committee did not necessarily weigh any particular factor more or less than any other factors.

2015 Executive Compensation Program Description

Compensation Philosophy and Objectives

Our executive compensation programs are structured to reward the achievement of our specific annual and strategic performance goals and our long-term objective of increasing shareholder value. Accordingly, the executive compensation philosophy of the Compensation Committee is threefold:

•	To attract and retain talented executive officers by providing competitive total compensation and to motivate them to achieve the Company’s short-term and long-term financial and strategic goals and objectives;

•	To align the interests of our executive officers with those of our stockholders; and

•	To provide performance based cash and stock incentive awards to recognize and reward executive officers who demonstrate sustained exceptional performance.

Elements of Compensation

The principal components of compensation for our executive officers are:

•	Base salary;
•	Annual cash incentive;
•	Long-term equity compensation; and
•	Benefits – including health, welfare and retirement benefits.

Component	Objectives	Plan Design	Link to Performance
Base Salary	To attract and retain highly qualified executives and to provide a market competitive base level of compensation.	The Compensation Committee reviews base salaries annually to reflect qualifications, level of responsibility, contributions, leadership, performance and competitive marketplace for executives.	The Compensation Committee takes into consideration individual executive officer performance and contribution when determining annual increases.

Annual Cash Incentive	To motivate executive officers to achieve the Company’s annual financial and operational goals, which in turn are designed to achieve long-term profitability and value for stockholders.

2015 annual cash incentive payouts were based on the achievement of pre-determined Adjusted EBITDA,* Cash From Operations** and individual KPI (defined below) goals, which the Board sets at the beginning of each year.

Note: 2015 annual cash incentive payouts for Mr. Hutchinson also included North America and US performance measures as described in “—Annual Cash Incentive 2015 Payout – Mr. Hutchinson”.

At the beginning of 2015, in anticipation of the downturn in oil and gas markets, the Compensation Committee decided that any payouts achieved under the annual incentive plan in 2015 would be subject to a reduction factor. Due to the application of this reduction

The annual cash incentive relative to the Adjusted EBITDA, Cash From Operations and RONA**** performance metrics is only earned when 75% of the goal for each metric is achieved. If less than 75% of goal is achieved, there is no payout for that metric. The annual cash incentive relative to individual KPIs is based on individual performance.

Maximum payout is capped at 125% of target for the Adjusted EBITDA, Cash From Operations and RONA performance metrics and 100% of target for individual KPIs (defined below).

Component	Objectives	Plan Design	Link to Performance

factor, 2015 annual incentive plan payouts are lower than would have been achieved for 2015 performance using the normalized payout scale.

Long-Term Equity Compensation	To increase share price and long-term economic value of the Company.	2015 long-term incentive compensation is comprised of time-vested restricted stock (50% of grant), performance share units based on three-year relative total shareholder return (25% of grant) and performance-based share units based on a three-year RANCE*** objective (25% of grant).

Restricted stock awards support retention and continuity of executive officers; and the value of the restricted stock award increases or decreases depending on our stock price.

Vesting of performance-based share units is based on three-year relative total shareholder return (measured against companies in the OSX index) and three-year RANCE performance. Target payout is achieved only when target performance for these measures is achieved.

Benefits	To attract and retain executives by providing market competitive benefits and to provide for the current and future health, welfare and retirement needs of employees and their families.	Executives are provided health, welfare and retirement benefits that are broadly available to all Company employees.	Not linked to individual performance.

*	We calculate Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles and certain other expenses (such as severance and restructuring charges, equity-based compensation and goodwill impairment) and plus or minus the impact of our last-in, first out inventory costing methodology.

**	Cash From Operations is the amount appearing on the Company’s consolidated statement of cash flows, prepared in accordance with U.S. generally accepted accounting principles, denoted as “net cash provided by (used in) operations”.

***	RANCE is calculated as cumulative net income plus tax effected interest expense over the three year period, divided by average net capital employed for the three year period, which quotient was then divided by three.

****	We calculate RONA as Adjusted EBITDA Return on Net Assets which is equal to a) adjusted EBITDA divided by b) accounts receivable, plus inventory, plus the LIFO reserve, plus property, plant and equipment, less accounts payable and net assets acquired.

Base Salary

We provide our executive officers with a base salary to compensate them for services they provide during the fiscal year, and to provide a market competitive base level of pay commensurate with the skills and experience of our executives. The Compensation Committee reviews base salary for executive officers on an annual basis, and recommends increases based on each executive officer’s position, responsibilities, contributions, leadership, performance, current compensation (both individually and as compared to other executives) and survey data. Increases are not automatic or guaranteed, and do not always take place each year.

Our NEOs did not receive a base salary increase in 2015, due to the challenging market environment in 2015.

Name	Base Salary Effective 12/31/2014	Salary Increase Amount	Salary Increase Percentage	Base Salary Effective 12/31/2015
Andrew R. Lane	$850,000	—	—	$850,000
James E. Braun	$475,000	—	—	$475,000
Daniel J. Churay	$400,000	—	—	$400,000
Scott A. Hutchinson	$372,250	—	—	$372,250
Rory M. Isaac	$407,500	—	—	$407,500

Annual Cash Incentive

Our annual cash incentive plan is a performance based plan, which provides cash compensation to eligible employees (including the executive officers), based on performance relative to certain financial, operational, and individual objectives. In 2015, a majority of our salaried employees participated in the annual cash incentive plan.

Annual Cash Incentive Targets

The Compensation Committee approves annual cash incentive target percentages for the executive officers, subject to the terms of any employment agreements between the Company and the executives.

Name	Annual Cash Incentive Target
Andrew R. Lane	100%	The annual cash incentive amount payable to each executive is calculated as follows: Annual Cash Incentive = Base Salary X Annual Cash Incentive Target X Performance Relative to Performance Metrics
James E. Braun	75%
Daniel J. Churay	75%
Scott A. Hutchinson	70%
Rory M. Isaac	75%

2015 Annual Cash Incentive Performance Metrics

For 2015, the Compensation Committee approved two performance metrics, as well as individual key performance indicators (“KPIs”) for the annual cash incentive awards for our executive officers, as well as the goals for these metrics. These metrics were selected because they are very strongly linked to the profitability and growth of the Company. Although this plan is paid based on annual results, these metrics are designed to promote the Company’s continued profitability and sustained growth over time, as well as the creation of long-term stockholder value.

The goal for each of the metrics was related to the consolidated performance of the Company and was determined by a budgeting process for the 2015 Company operating plan. This process involved an examination of our markets, customers and general outlook with respect to 2015. The Board approved the final budget.

Below are the 2015 performance metrics and KPIs, their relative weighting, and the goal for each metric:

Performance Metric	Weight	2015 Goal	Definition	Objective

Adjusted EBITDA	70%	$250 million	Adjusted earnings before interest, taxes, depreciation and amortization	To align payout to growth in sales and profit margins, while taking into account expense management

Cash From Operations	20%	$358 million	Cash From Operations	To encourage and reward generation of positive cash flow from the Company’s operations.

KPIs	10%	100%	Individual key performance indicators	To encourage and reward strong individual performance and achievement of goals

Note:    The 2015 annual cash incentive plan for Mr. Hutchinson also includes North America and US performance measures as described in “—Annual Cash Incentive 2015 Payout – Mr. Hutchinson”.

The table below shows the payout earned for each level of performance against the Adjusted EBITDA, Cash From Operations and RONA metrics:

No Payout	0%	Payout earned when performance is below 75% of goal

Minimum*	25%	Payout earned when performance is at 75% of goal

Target	100%	Payout earned when performance is at 100% of goal

Maximum**	125%	Payout earned when performance is at 125% of goal or greater

*For performance achievement between the specified minimum and target, payouts are interpolated on a straight-line basis, a 3% increase in payout for each 1% increase in performance.

**For performance achievement between the specified target and maximum performance levels, payouts are interpolated on a straight-line basis, a 1% increase in payout for each 1% increase in performance, until the maximum is reached.

The payout earned with respect to the individual KPI goals is based on individual performance and ranges from 0% to a maximum of 100%.

Generally, the Compensation Committee measures annual cash incentives in respect of performance of these metrics. Under exceptional circumstances, the Compensation Committee may also exercise its discretion to adjust award payouts either upward or downward to meet business objectives. In 2015, the Compensation Committee adjusted award payouts downwards. (See “— Annual Cash Incentive 2015 Payout”).

2015 Individual KPI Performance

KPIs for the executive officers comprise 10% of annual cash incentives for 2015. The Compensation Committee approved KPIs for the NEOs based on a set of projects and plans designed to align the executive officers’ activities with the strategic plans and financial goals of the Company for the relevant performance period, which are related to the functional or operational responsibility of each executive’s position. The CEO determined performance against the KPIs and recommended to the Compensation Committee the percentage performance for Messrs. Braun, Churay, Hutchinson and Isaac. The Compensation Committee determined performance against Mr. Lane’s KPIs and recommended the percentage performance to the full Board, who ultimately determined Mr. Lane’s performance with respect to his individual KPI goals.

The following is a summary of the current named executive officers’ achievements in 2015:

Name	Summary of the Primary 2015 Personal Achievements

Andrew R. Lane	Attained 100% of his KPI goal determined by his level of achievement of projects and plans related to strategic acquisitions, corporate finance, customer accounts and operations

James E. Braun

Attained 100% of his KPI goal determined by his level of achievement of projects and plans related to corporate finance, strategic acquisitions, accounts receivable, operations and organizational processes

Daniel J. Churay

Attained 95% of his KPI goal determined by his level of achievement of projects and plans related to strategic acquisitions, corporate finance, compliance, risk management, governance, human resources, quality, safety and corporate services

Scott A. Hutchinson	Attained 90% of his KPI goal determined by his level of achievement of projects and plans related to North America Operations and US Operations

Rory M. Isaac	Attained 95% of his KPI goal determined by his level of achievement of projects and plans related to business development

2015 Annual Cash Incentive Performance

In 2015, the Company generated Adjusted EBITDA of $234.8 million and Cash From Operations of $689.9 million.

Under the normalized Annual Cash Incentive plan calculations, the amount payable in respect of the Adjusted EBITDA metric is 82% of the target annual cash incentive, and the amount payable in the respect of the Cash From Operations metric is 125% of the target annual cash incentive. Based on this, an executive officer (on consolidated MRC Global measures) achieving 100% individual KPI performance would have earned 92.4% of his annual cash incentive target for 2015, as shown in the table below.

Performance Metric	2015 Performance		2015 Goal		2015 Performance %		2015 Payout %		Weight		Weighted Performance
Adjusted EBITDA	$234.8 million	÷	$250 million	=	94%	→	82%	x	70%	=	57.4%
Cash From Operations	$689.9 million	÷	$358 million	=	193%	→	125%	x	20%	=	25.0%
KPIs	100%	÷	100%	=	100%	→	100%	x	10%	=	10.0%
Total 2015 Performance Percentage											92.4%

However, at the beginning of 2015, in anticipation of the downturn in oil and gas markets, the Compensation Committee decided that any payouts achieved under the annual incentive plan in 2015 would be subject to a reduction factor of 32%. Due to the application of this reduction factor, 2015 annual incentive plan payouts are lower than would have been achieved for 2015 performance using the normalized payout scale.

The table below shows the 2015 reduced performance percentage with the reduction factor applied, assuming 100% individual KPI performance. This applies to executive officers on the consolidated MRC Global plan, which includes Messrs. Lane, Braun, Churay and Isaac.

Mr. Hutchinson was on an annual incentive plan based on MRC Global, North America and US measures, and his performance percentage is described separately. (See “—Annual Cash Incentive 2015 Payout – Mr. Hutchinson”).

Performance Metric	2015 Performance		2015 Goal		2015 Performance %		2015 Payout % (with 32% Reduction)		Weight		Weighted Performance (with 32% Reduction)
Adjusted EBITDA	$234.8 million	÷	$250 million	=	94%	→	56%	x	70%	=	39.2%
Cash From Operations	$689.9 million	÷	$358 million	=	193%	→	85%	x	20%	=	17.0%
KPIs	100%	÷	100%	=	100%	→	68%	x	10%	=	6.8%
Total 2015 Performance Percentage (with 32% Reduction Factor Applied)											63.0%

Annual Cash Incentive 2015 Payout – Messrs. Lane, Braun, Churay and Isaac

As described above, at 100% KPI performance, the 2015 weighted performance percentage after the reduction factor was applied was 63%.

Performance with respect to the individual KPIs for each executive officer is described in the previous section, “—2015 Individual KPI Performance”. At 100% individual KPI achievement, the 2015 weighted performance percentage for Messrs. Lane and Braun was 63%. At 95% individual KPI achievement, the 2015 weighted performance percentage for Messrs. Churay and Isaac was 62.7%.

The amounts the Company paid to Messrs. Lane, Braun, Churay and Isaac as a result of their respective levels of performance are as follows:

Name	2015 Base Salary		2015 Incentive Target Percentage		Reduced 2015 Performance Percentage		2015 Annual Cash Incentive Payout
Andrew R. Lane	$850,000	x	100%	x	63.0%	=	$535,500
James E. Braun	$475,000	x	75%	x	63.0%	=	$224,438
Daniel J. Churay	$400,000	x	75%	x	62.7%	=	$188,100
Rory M. Isaac	$407,500	x	75%	x	62.7%	=	$191,627

Annual Cash Incentive 2015 Payout – Mr. Hutchinson

Mr. Hutchinson was Senior Vice President, North America Operations for the first nine months of 2015, and effective October 1, 2015, he was appointed Senior Vice President, US Operations. Accordingly, his 2015 Annual Cash Incentive payout is based on MRC Global and North America measures for the first nine months of the year, and MRC Global and US measures for the last three months of the year. His individual KPI achievement for 2015 was 90%, as described in the previous section, “—2015 Individual KPI Performance”. The table below shows Mr. Hutchinson’s 2015 performance percentage with the reduction factor applied for each of the two positions he held during the year.

2015 Performance Percentage – January 2015 – September 2015

Performance Metric	2015 Performance		2015 Goal		2015 Performance %		2015 Payout % (with 32% Reduction)		Weight		Weighted Performance (with 32% Reduction)
MRC Global Adjusted EBITDA	$234.8 million	÷	$250 million	=	94%	→	56%	x	18%	=	10.08%
MRC Global Cash From Operations	$689.9 million	÷	$358 million	=	193%	→	85%	x	5%	=	4.25%
N. America Adjusted EBITDA	$222.2 million	÷	$196.8 million	=	113%	→	77%	x	52%	=	40.04%
N. America RONA	17.1%	÷	14.7%	=	116%	→	79%	x	15%	=	11.85%
KPIs	90%	÷	100%	=	90%	→	61%	x	10%	=	6.1%
Total 2015 Performance Percentage (with 32% Reduction Factor Applied)											72.32%

2015 Performance Percentage – October 2015 – December 2015

Performance Metric	2015 Performance		2015 Goal		2015 Performance %		2015 Payout % (with 32% Reduction)		Weight		Weighted Performance (with 32% Reduction)
MRC Global Adjusted EBITDA	$234.8 million	÷	$250 million	=	94%	→	56%	x	18%	=	10.08%
MRC Global Cash From Operations	$689.9 million	÷	$358 million	=	193%	→	85%	x	5%	=	4.25%
US Adjusted EBITDA	$208.4 million	÷	$185.6 million	=	112%	→	76%	x	52%	=	39.52%
US RONA	17.9%	÷	15.5%	=	115%	→	78%	x	15%	=	11.7%
KPIs	90%	÷	100%	=	90%	→	61%	x	10%	=	6.1%
Total 2015 Performance Percentage (with 32% Reduction Factor Applied)											71.65%

Based on the above, the amounts the Company paid to Mr. Hutchinson as a result of his respective levels of performance are as follows:

Name	2015 Base Salary		2015 Incentive Target Percentage		Reduced 2015 Performance Percentage		2015 Annual Cash Incentive Payout
SVP, N. America Operations	$279,187.50	x	70%	x	72.32%	=	$141,336
SVP, US Operations	$93,062.50	x	70%	x	71.65%	=	$46,675
Total	$372,250.00						$188,011

Long-Term Equity Compensation

Our long-term equity compensation is granted on an annual basis to our executive officers and is designed to align the interests of management with those of our stockholders. In 2015, we granted long-term equity compensation to the executive officers in the form of restricted stock and performance share units under the Company’s 2011 Omnibus Incentive Plan. The restricted stock will vest 34% on the first anniversary of the grant date and 33% on each of the second and third anniversaries of the grant date. The performance share units will vest at the end of three years based on relative total shareholder return performance (compared to companies in the OSX index) and RANCE performance.

Alignment of Long-Term Equity Compensation to Performance

Our long-term equity compensation is strongly linked to stock price performance.

•	The realized value of performance-based share units to executive officers is tied to performance, since the value is directly related to the Company’s relative total shareholder return and RANCE performance. Also, the performance share units provide retention value by vesting at the end of a three-year performance period.

•	The primary purpose of the restricted stock is to support retention and continuity of executive officers. The restricted stock awards vest over a multi-year period. However, the realized value of restricted stock is also tied to stock price performance, since the value of restricted stock increases or decreases depending on our stock price at vesting.

2015 Long-Term Equity Compensation Grant

The table below shows the details of the grants:

Grant Year 2015	Restricted Stock	Performance Share Units (Relative Total Shareholder Return)	Performance Share Units (RANCE)

Weighting	50% of grant value	25% of grant value	25% of grant value

Vesting Schedule	Vesting 34% in year one and 33% in each of years two and three	Vesting at the end of three years, percentage of stock vested depends on relative total shareholder return performance (compared to the companies in the OSX index)	Vesting at the end of three years, percentage of stock vested depends on RANCE performance relative to target

Price per Share	Grant Price of $13.24	Grant Price of $13.24	Grant Price of $13.24

2015 Performance Share Units (Relative Total Shareholder Return)

The performance share units will vest at the end of three years, based on relative total shareholder performance compared to companies in the OSX index. The number of shares awarded at the end of the three year performance period will be based on the scale below.

Relative TSR	Percentage of Target Share Units Earned*

90th percentile or greater	150%

70th percentile	125%

50th percentile	100%

30th percentile	50%

Below 30th percentile	0%

*For any performance levels between the levels specified above, percentage of target shares earned will be interpolated on a straight line basis.

2015 Performance Share Units (RANCE)

The performance share units will vest at the end of three years, based on RANCE performance. The number of shares awarded at the end of the three year performance period could range from 0% to 150%.

Percentage of RANCE Target	Percentage of Target Share Units Earned

166% or more	150%

133%	125%

100%	100%

66%	50%

33% or less	0%

The actual RANCE target was set on the date of grant and the performance relative to the target will be determined at the end of the three-year measurement period.

The table below shows the total grant date value of the 2015 long-term equity grants to the NEOs as well as the number of shares of restricted stock and performance share units at target performance (determined by dividing grant value by the fair value per share of Company stock based on the closing price on the day prior to the grant date):

Name	Restricted Stock Grant	Number of Shares of Restricted Stock	Performance Share Units Grant (Relative Total Shareholder Return)	Number of Shares of Performance Share Units (Relative Total Shareholder Return)	Performance Share Units Grant (RANCE)	Number of Shares of Performance Share Units (RANCE)
Andrew R. Lane	$1,062,497	80,249	$531,255	40,125	$531,242	40,124
James E. Braun	$356,249	26,907	$178,131	13,454	$178,118	13,453
Daniel J. Churay	$200,003	15,106	$100,002	7,553	$100,002	7,553
Scott A. Hutchinson	$186,128	14,058	$93,064	7,029	$93,064	7,029
Rory M. Isaac	$203,750	15,389	$101,882	7,695	$101,869	7,694

Benefits and Perquisites

The Compensation Committee reviews the benefits and perquisites provided to certain of the executive officers on an annual basis to ensure the reasonableness of these programs. We provide competitive health, welfare and retirement benefits to our Company’s employees. Other than as outlined below, our current named executive officers do not receive any additional benefits.

The Company reimbursed Mr. Isaac the cost of a country club membership and a company car and Mr. Hutchinson the cost of a company car.

We provide our current named executive officers who have entered into employment agreements with us certain severance payments and benefits in the event of a termination of their employment under certain circumstances. We designed these agreements to promote stability and continuity of senior management. For additional information, see “Potential Payments upon Termination or Change in Control”.

Other Matters Related to Compensation

Equity Ownership Guidelines

The Compensation Committee believes that the Company’s executive officers and directors should own and hold an investment value position in the common stock of the Company to further align their interests and actions with the interests of the Company’s stockholders. In addition, the Compensation Committee believes that the investment community values officer and director stock ownership and that stock ownership demonstrates a commitment to and belief in the success and long-term profitability of the Company. Our executive officers and directors owned approximately 5.9% of the Company’s outstanding common stock as of December 31, 2015. In addition, the Compensation Committee has adopted the Equity Ownership Guidelines described below.

Position	Equity Ownership Guidelines
Chief Executive Officer	5 times base salary
Executive Vice Presidents	3 times base salary
Senior Vice Presidents	3 times base salary
Non-employee Directors	5 times annual cash retainer

The Compensation Committee intends for executive officers and directors who are or become subject to these guidelines to achieve the applicable ownership guideline within five years from the date of adoption of the guidelines or the date the participant becomes subject to the guidelines. If an executive officer or director becomes subject to a greater ownership amount, due to promotion or an increase in base salary (or annual cash retainer), the executive officer (or director) is expected to meet the incrementally higher ownership amount within the later of three years from the effective date of the promotion or increase in base salary or cash retainer and the end of the original five-year period. The three-year period to achieve the incremental guideline begins in January following the year of the promotion or increase in base salary or cash retainer.

If an executive officer or director is not in compliance with the guidelines, the Compensation Committee may determine the appropriate action to take, which may include holding requirements on new grants of shares or the payment of a portion of the annual cash incentive or cash retainer in shares of our common stock. Any additional restrictions on previous awards must be agreed to by the executive officer or director. These guidelines may be waived, at the discretion of the Compensation Committee, if compliance would create severe hardship or prevent an executive officer or director from complying with a court order, as in the case of a divorce settlement.

As of December 2015, all but two of our executive officers and directors met the equity ownership guidelines on a prorated basis. We anticipate that by the end of the five year period, all our executive officers and directors will meet the equity ownership guidelines due to future grants and vesting of grants.

Anti-Hedging and Anti-Pledging Policy

Pursuant to the Company’s Securities Trading and Disclosure Policy, directors and executive officers of the Company are prohibited from engaging in short-term or speculative transactions involving Company securities including:

•	Engaging in short sales;

•	Engaging in transactions in put options, call options or other derivative securities related to Company securities on an exchange or in any other organized market;

•	Engaging in hedging or monetization transactions related to Company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps and collars; and

•	Holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Prior to the Company’s initial public offering in April 2012, Mr. Krans indirectly owned, through a limited liability company, an interest in PVF Holdings LLC (“PVF Holdings”) along with over 400 other interest holders. Prior to the initial public offering, PVF Holdings owned 98% of MRC Global. The Board permitted Mr. Krans (and his limited liability company) to pledge his interest in PVF Holdings. Mr. Krans subsequently provided a general security interest in the assets of the limited liability company, including his interest in PVF Holdings. In May 2013, PVF Holdings was dissolved, and it distributed its MRC Global common shares to its interest holders, including to Mr. Krans’ limited liability company. Mr. Krans’ shares of MRC Global common stock held through his limited liability company remain subject to a general security interest.

Prohibition on Re-pricing of Stock Options without Stockholder Approval

Pursuant to the terms of the 2011 Omnibus Incentive Plan and a 2013 amendment to the 2007 Stock Option Plan, the Compensation Committee has no authority to make any adjustment (other than in connection with a change in capitalization or other transaction where an adjustment is permitted or required under the terms of the plan) or amendment and no adjustment or amendment shall be made, that reduces or would have the effect of reducing the option price of an option previously granted under the plan whether through amendment, cancellation or replacement grants or other means, unless the Company’s stockholders approve the adjustment or amendment.

Clawback Policy

Pursuant to the Company’s Clawback Policy, the Company can recoup certain compensation from the covered employees in the event of a restatement of our financial statements due to theft, fraud, willful misconduct or negligence. All employees receiving any short-term or long-term equity compensation are subject to this policy.

This policy covers all incentive and performance-based stock awards granted after the effective date of the policy under any Company equity incentive plan (e.g. stock options, restricted stock, and performance stock) and all cash performance awards (e.g. annual bonuses and other cash incentives) granted after the effective date of the policy. The recouped amount resulting from the restatement generally will be the difference between the amount of covered compensation previously awarded or earned and what would have been awarded or earned under the restated financial statements.

Tax and Accounting Implications

All deferred compensation arrangements have been structured in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “IRC”).

Section 162(m) (“Section 162(m)”) of the IRC disallows a company tax deduction for any publicly held corporation for compensation exceeding $1,000,000 in any taxable year paid to each of the principal executive officers and the three other most highly compensated executive officers for the taxable year other than the principal financial officer, unless compensation qualifies as “performance-based compensation” (as defined in Section 162(m)). As a general matter, the Company strives to design its compensation programs to meet the requirements of Section 162(m) to achieve the deduction for compensation expense; however, the Company may on an exception basis also pay compensation to its executive officers that may not be fully deductible under Section 162(m).

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is comprised of Messrs. Best, Perkins, Wood and Dr. Linse. Mr. Boylan served on the Compensation Committee until his retirement from the Board on April 29, 2015. Mr. Wood joined the Compensation Committee when he became a director on August 24, 2015.

The Compensation Committee is comprised solely of independent members of the Company’s Board of Directors. No member of the Compensation Committee was an officer or employee of the Company during 2015, and no member of the Compensation Committee was formerly an officer of MRC Global or any of its subsidiaries. In addition, during 2015, none of our executive officers served as a member of a Compensation Committee or board of directors of any other entity, an executive officer of which served as a member of our Board.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with Meridian, management and with the Board. Based on such review and discussion, the Compensation Committee, on behalf of the Board, has recommended that this Compensation Discussion and Analysis be included in this Proxy Statement for fiscal year 2015, ended December 31, 2015.

The Compensation Committee

Rhys J. Best, Chair

Dr. Cornelis A. Linse

John A. Perkins

Robert L. Wood

PROPOSAL II: ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

We request our stockholders to approve, on an advisory basis, a non-binding, advisory resolution approving our named executive officer compensation as disclosed in accordance with the SEC’s rules in this Proxy Statement. This proposal is commonly known as a “Say-on-Pay” proposal.

As discussed in the “Compensation Discussion and Analysis” as well as in the tables and narrative in “Executive Compensation”, our compensation programs are designed to attract and retain the talent needed to drive stockholder value and help each of our businesses meet or exceed financial and performance targets. Our compensation programs are intended to reward our executive officers for successfully implementing our strategy to grow our business and create long-term stockholder value. We believe our programs effectively link executive pay to the financial performance of the Company while also aligning the interests of our executive officers with the interests of our stockholders. The following are some key points that demonstrate our commitment to aligning pay to performance:

•	The majority of executive officer target compensation is provided in the form of long-term equity awards ensuring pay is aligned with stockholders and linked to the performance of our Company’s common stock; and

•	Our 2015 annual cash incentive program aligns payments to actual performance on pre-established targets effectively linking the Company’s financial performance to executive officer pay.

We are seeking our stockholders’ support for our named executive officer compensation as this Proxy Statement details. This proposal conforms to SEC requirements and seeks our stockholders’ views on our named executive officer compensation. It is not intended to address any specific element of compensation, but rather the overall compensation provided to our named executive officers including our pay philosophy, our pay principles and pay practices as this Proxy Statement describes. The Board asks for you to approve, on a non-binding basis, the following advisory resolution:

RESOLVED, that the stockholders of MRC Global Inc. (the “Company”) approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities Exchange Act of 1934, as amended, including the Compensation Discussion and Analysis, the compensation tables, and any related narrative discussion contained in this Proxy Statement.

Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. However, the Board will take into account the outcome of the vote when considering future executive compensation decisions for named executive officers. We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote at our 2017 Annual Meeting of stockholders.

To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or represented by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal. Abstentions from voting on this proposal and broker non-votes will not be treated as votes cast and, therefore, will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RESOLUTION APPROVING THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

Risk in Relation to Compensation Programs

We have performed a review of all of our material compensation plans and have concluded that there are no plans that provide meaningful incentives for employees, including the NEOs, to take risks that would be reasonably likely to have a material adverse effect on us. Because our current compensation plans have a cap on the amount of incentive compensation that can be paid under the plans, risk of excessive compensation is negligible. This limit also has the effect of not encouraging operational or strategic decisions that expose the Company to undue risk.

Employment and Other Agreements

Three of the current named executive officers have entered into an employment agreement with us. Mr. Lane’s employment agreement commenced in May 2013 and was amended in February 2016. Mr. Braun and Mr. Churay each entered into amended and restated employment agreements in February 2014. In addition to the terms of these agreements described below, the employment agreements provide for certain severance payments and benefits following a termination of employment under certain circumstances. These benefits are described below in the section titled “Potential Payments upon Termination or Change in Control”.

The amendment to Mr. Lane’s employment agreement extended his term of employment until May 16, 2020, with automatic one-year renewals thereafter, unless either party gives ninety days’ written notice of non-renewal. The employment agreement of Mr. Braun and Mr. Churay has an initial term of one year, which was automatically extended on the first anniversary of the date of the agreement and will be extended on each subsequent anniversary for one additional year, unless either party gives ninety days’ written notice of non-renewal. Each agreement provides for an initial base salary, to be reviewed annually, which the Board (or a committee of the Board) may adjust upward at its discretion, and an annual cash incentive opportunity to be based upon individual or Company performance criteria that the Board establishes for each fiscal year, with a target annual cash incentive expressed as a percentage of base salary. The following table sets forth each current named executive officer’s base salary as of January 1, 2016 and target annual cash incentive percentage:

Executive	Salary	Annual Incentive Percentage
Andrew R. Lane	$850,000	100%
James E. Braun	$475,000	75%
Daniel J. Churay	$400,000	75%

Mr. Lane is subject to covenants prohibiting competition, solicitation of customers and employees and interference with business relationships during his employment and for 24 months thereafter (or 36 months thereafter if Mr. Lane is entitled to separation benefits following a Change in Control; see “Potential Payments upon Termination or Change in Control – Change in Control”), and is also subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights. Each of Mr. Braun and Mr. Churay is subject to covenants prohibiting competition, solicitation of customers and employees and interference with business relationships during his employment and for 18 months thereafter (or 24 months thereafter if the executive officer is entitled to separation benefits following a Change in Control; see “Potential Payments upon Termination or Change in Control – Change in Control”), and is also subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

Mr. Isaac previously had an employment agreement. Pursuant to his employment agreement, Mr. Isaac had the option to resign from service with the Company for Good Reason (as defined in his employment agreement) due to the elimination of his position of executive vice president –

international operations and his assignment to a position with reduced responsibilities. In the case of his resignation for Good Reason, he is entitled to the separation benefits that his employment agreement provides for a separation for Good Reason. Mr. Isaac has 34 years of service with the Company. Mr. Isaac will retire effective April 1, 2016. He agreed to suspend receipt of the separation benefits that his employment agreement provides until he actually separates from service on April 1, 2016.

These benefits include:

•	18 months of separation pay of $59,426 per month
•	18 months of company-paid reimbursement for health and dental insurance
•	Paid, unused vacation

In addition, Mr. Isaac will remain eligible to receive an annual bonus for 2016 in an undetermined amount, subject to actual performance. The Company will retain Mr. Isaac through December 31, 2016 to consult with the Company on the Company’s online product catalog and other projects that the Company may designate from time to time for which Mr. Isaac will be paid a fee of $33,958 per month.

As a result of his 34 years of service to the Company, Mr. Isaac will be deemed “retired” under the provisions of his various equity grants, which will continue to vest in ordinary course, subject to continued compliance with restrictive covenants contained in the grant agreements.

The Company has eliminated the position of Senior Vice President – US Operations and reduced its North American regions from four regions (Canada, Western US, Gulf Coast US and Eastern US) to two regions, eliminating one regional vice president position. In connection with these changes, Scott Hutchinson, Senior Vice President – US Operations has been asked to retire from the Company effective April 1, 2016. As a result of the elimination of his position and consistent with his 32 years of service with the Company, Mr. Hutchinson will receive separation benefits consisting of the following:

•	18 months of separation pay of $52,735 per month
•	18 months of company-paid reimbursement for health and dental insurance
•	Paid, unused vacation
•	Eligibility to receive an annual bonus for 2016 in an undetermined amount, subject to actual performance

Mr. Hutchinson will be deemed “retired” under the provisions of his various equity grants, which will continue to vest in ordinary course, subject to continued compliance with restrictive covenants contained in the grant agreements. He will retain 6,438 shares of the February 2016 grant of restricted stock units and 6,438 shares of the February 2016 grant of performance share units (at target) that he would have otherwise forfeited due to his separation of employment and will also be deemed “retired” with respect to those grants. In addition, the Company will retain Mr. Hutchinson through December 31, 2016 to consult with the Company on the Company’s enterprise resource planning software implementation project for the International segment and other projects that the Company may designate from time to time for which Mr. Hutchinson will be paid a fee of $31,020 per month.

To receive these benefits, both Messrs. Hutchinson and Isaac will be required to:

•	Provide the Company with a release of claims
•	Confirm his covenant not to compete with the Company for 18 months
•	Confirm his covenants not to solicit the business of Company customers or employment of Company employees for 18 months
•	Agree to cooperate with the Company in any investigations or disputes arising during the time the Company employed him

Summary Compensation Table for 2015

The following table sets forth certain information with respect to compensation earned during each of the fiscal years ended 2013, 2014 and 2015 by our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Change in Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Andrew R. Lane Director, President and CEO	2015	850,000	535,500	2,023,477	—	—	15,502	3,424,479
	2014	850,000	793,900	1,062,506	1,062,502	—	15,302	3,784,210
	2013	850,000	314,500	699,998	2,103,923	—	14,732	3,983,153
James E. Braun Executive Vice President and Chief Financial Officer	2015	475,000	224,438	678,459	—	—	15,502	1,393,399
	2014	471,538	329,820	475,011	475,006	—	15,302	1,766,677
	2013	450,000	124,875	224,997	676,264	—	13,922	1,490,058
Daniel J. Churay Executive Vice President – Corporate Affairs, General Counsel & Corporate Secretary	2015	400,000	188,100	380,898	—	—	13,222	982,220
	2014	396,538	277,282	300,003	300,003	—	13,022	1,286,848
	2013	375,000	104,063	140,616	422,666	—	13,922	1,056,267
Scott A. Hutchinson Senior Vice President – US Operations	2015	372,250	188,011	354,472	—	4,417	121,633	1,040,783
	2014	372,250	249,632	139,585	139,589	4,202	32,918	938,176
	2013	372,250	96,320	93,069	279,706	4,028	48,835	894,208
Rory M. Isaac Senior Vice President – Business Development	2015	407,500	191,627	388,032	—	6,626	39,960	1,033,745
	2014	406,115	284,287	305,628	305,631	6,303	35,723	1,343,687
	2013	397,500	105,834	99,379	298,679	6,042	36,447	943,881

(1)	The 2014 salaries of Messrs. Braun, Churay and Isaac reflect prorated annual payments based on their respective salary increases effective February 18, 2014.

(2)	See “Compensation Discussion and Analysis – 2015 Annual Cash Incentive Performance” for a discussion of the 2015 annual cash incentive payouts.

(3)	The amounts in this column represent the grant date fair value of the restricted stock and performance-based awards at target performance, calculated pursuant to ASC Topic 718. For Performance Share awards based on Total Shareholder Return, the fair value is estimated on the date of grant based on a multifactor Monte Carlo valuation model that simulates our stock price and total shareholder return relative to companies in the OSX index. Performance Shares vest at the end of a three-year performance period with payouts ranging from 0% – 150%. See “Compensation Discussion and Analysis – Long Term Equity Compensation”. For more information on the calculations used to determine stock based compensation, please see Notes 1 and 12 of our 2015 Audited Financial Statements filed with the Company’s Form 10-K for the year ended December 31, 2015 filed with the SEC on February 24, 2016.

(4)	The amounts in this column represent interest income earned on account balances in the NQD Plan (as defined on page 60).

(5)	Amounts in this column for 2015 include:

•	Company matching contributions made to the MRC Global Retirement Plan, a 401(k) plan, of $10,600 for Messrs. Lane, Braun, Churay, Hutchinson and Isaac;

•	The imputed value for Company-provided group life insurance of $4,902 for Messrs. Lane and Braun, $2,622 for Mr. Churay, $7,524 for Mr. Hutchinson and $14,478 for Mr. Isaac;

•	The imputed value for personal use of country clubs for Mr. Isaac of $5,951;

•	The imputed value for personal use of a Company-provided automobile of $4,264 for Mr. Hutchinson and $8,931 for Mr. Isaac;

•	A tax equalization payment to Mr. Hutchinson related to his 2014 U.S. tax obligations while on international assignment in the amount of $93,723; and

•	Miscellaneous other imputed amounts total $5,522 for Mr. Hutchinson.

Grants of Plan-Based Awards in Fiscal Year 2015

Name	Grant Date(s)	Estimated Future Payouts Under Non Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)(2)	Target ($)(3)	Maximum ($)(3)	Threshold (#)	Target (#)	Maximum (#)
Andrew R. Lane	2/17/2015	144,500	578,000	708,050				80,249	0		1,062,497
	2/17/2015				0.0	40,124	60,186				531,242
	2/17/2015				0.0	40,125	60,188				429,739
James E. Braun	2/17/2015	60,563	242,250	296,756				26,907	0		356,249
	2/17/2015				0.0	13,453	20,180				178,118
	2/17/2015				0.0	13,454	20,181				144,092
Daniel J. Churay	2/17/2015	51,000	204,000	249,900				15,106	0		200,003
	2/17/2015				0.0	7,553	11,330				100,002
	2/17/2015				0.0	7,553	11,330				80,893
Scott A. Hutchinson	2/17/2015	44,298	177,191	217,059				14,058	0		186,128
	2/17/2015				0.0	7,029	10,544				75,281
	2/17/2015				0.0	7,029	10,544				93,064
Rory M. Isaac	2/17/2015	51,956	207,825	254,586				15,389	0		203,750
	2/17/2015				0.0	7,694	11,541				101,869
	2/17/2015				0.0	7,695	11,543				82,413

(1)	In anticipation of an oil and gas market downturn in 2015, the Compensation Committee applied a 32% reduction factor to payouts achieved under the plan. The amounts in this column include the impact of the reduction factor.

(2)	Based on the annual cash incentive performance metrics and goals that the Compensation Committee approved for the 2015 performance period, no portion of the awards based on Adjusted EBITDA or Cash Flow From Operations or RONA for each named executive officer was payable unless there was at least 75% achievement of those performance metrics. At 75% achievement of each performance metric, there is a payout of 25% of a participant’s target annual cash incentive with respect to the performance metric. The amounts in this column reflect 25% of the named executive officers’ target annual cash incentive for 2015.

(3)	Payouts for the Adjusted EBITDA, Cash Flow From Operations and RONA performance metrics increase in 3% increments for each additional percent of achievement beyond 75% up to 100% of those annual metrics. Upon full achievement of each of those performance metrics and full achievement of KPIs, 100% of the target annual cash incentive is paid. If performance metrics for Adjusted EBITDA, Cash From Operations or RONA are exceeded, the maximum payment is 125% of target annual cash incentive for Adjusted EBITDA, Cash From Operations or RONA. Payouts increase by 1% for each 1% increase in the performance. The maximum payment for KPI goals is 100%. The amounts in these columns reflect 100% and maximum payout of the named executive officers’ target annual cash incentive for 2015, in each case, assuming 100% achievement of KPIs.

(4)	In 2015, long term equity incentive grants included performance share units which will vest at the end of three years based on relative total shareholder return performance (compared to companies in the OSX index) and RANCE performance. Payouts may range from 0 to 150% of target shares. See “Compensation Discussion and Analysis – 2015 Long Term Equity Compensation” for a discussion of the 2015 LTI grants.

(5)	The amounts in this column represent the grant date fair value of the restricted stock and performance based awards, calculated pursuant to ASC Topic 718. See “Compensation Discussion and Analysis – 2015 Long Term Equity Compensation”.

Outstanding Equity Awards at 2015 Fiscal Year-End

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Andrew R. Lane	9/10/2008	879,464	—	$18.10	9/10/2018	—	—
	11/10/2011	226,864	—	$18.10	11/10/2021	—	—
	5/9/2012	—	380,000	$20.85	5/9/2022	—	—
	3/7/2013	86,991	86,991	$29.35	3/7/2023	14,310	184,599
	2/18/2014	29,345	59,582	$29.30	2/18/2024	27,198	350,854
	2/17/2015					80,249	1,035,212	80,249	1,035,212

James E. Braun	11/10/2011	165,746	—	$18.10	11/10/2021	—	—
	5/9/2012	—	71,500	$20.85	5/9/2022	—	—
	3/7/2013	27,961	27,962	$29.35	3/7/2023	4,600	59,340
	2/18/2014	13,119	26,637	$29.30	2/18/2024	12,159	156,851
	2/17/2015					26,907	347,100	26,907	347,100

Daniel J. Churay	8/16/2011	66,577	—	$18.10	8/16/2021	—	—
	11/10/2011	17,174	—	$18.10	11/10/2021	—	—
	5/9/2012	—	48,000	$20.85	5/9/2022	—	—
	3/7/2013	17,476	17,476	$29.35	3/7/2023	2,875	37,088
	2/18/2014	8,285	16,824	$29.30	2/18/2024	7,680	99,072
	2/17/2015					15,106	194,867	15,106	194,867

Scott A. Hutchinson	12/3/2009	65,559	—	$21.05	12/3/2019	—	—
	11/10/2011	11,049	—	$18.10	11/10/2021	—	—
	5/9/2012	—	71,500	$20.85	5/9/2022	—	—
	3/7/2013	11,565	11,565	$29.35	3/7/2023	1,903	24,549
	2/18/2014	3,855	7,828	$29.30	2/18/2024	3,573	46,092
	2/17/2015					14,058	181,348	14,058	181,348

Rory M. Isaac	12/3/2009	21,853	—	$21.05	12/3/2019	—	—
	11/10/2011	13,812	—	$18.10	11/10/2021	—	—
	5/9/2012	—	71,500	$20.85	5/9/2022	—	—
	3/7/2013	12,349	12,350	$29.35	3/7/2023	1,375	17,738
	2/18/2014	8,441	17,139	$29.30	2/18/2024	5,292	68,267
	2/17/2015					15,389	198,518	15,389	198,518

See “Compensation Discussion and Analysis—2015 Long-Term Equity Compensation Grant” for a discussion of performance share units and restricted stock granted in 2015. Restricted stock granted in 2015 vests 34% on the first anniversary of the date of grant and 33% on each of the second and third anniversaries of the date of grant. Performance share units granted in 2015 vest on the third anniversary of the date of grant. Options granted in May 2012 vest on the fifth anniversary of the date of grant.

Option Exercises and Stock Vested During 2015

Name	Stock Awards
	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)(2)
Andrew R. Lane	13,835	181,673
James E. Braun	5,586	73,647
Daniel J. Churay	3,517	46,374
Scott A. Hutchinson	1,825	23,961
Rory M. Isaac	2,222	29,409

(1)	This column reflects restricted stock that vested on February 18, 2015 and March 7, 2015.

(2)	The value realized upon the vesting of the restricted stock is based on the closing price of our common stock on February 18, 2015 of $13.39 and on March 7, 2015 of $12.64 per share.

Nonqualified Deferred Compensation

The Company has adopted the McJunkin Red Man Corporation Nonqualified Deferred Compensation Plan the (the “NQD Plan”). Under the terms of the NQD Plan, select members of management and highly compensated employees could defer receipt of a specified amount or percentage of cash compensation, including annual cash incentive payments. Pursuant to the NQD Plan, prior to 2009, McJunkin Red Man Corporation (now known as “MRC Global (US) Inc.” or the “company”) made predetermined annual contributions to each participant’s account, less any discretionary matching contributions that were made on behalf of the participant to a defined contribution plan for the calendar year. The Compensation Committee decided in 2009 that no further company contributions would be made to participant accounts under the NQD Plan. In 2010, the Compensation Committee froze the NQD Plan. The applicable provisions of the NQD Plan continue to govern amounts that participants deferred or the company contributed to accounts prior to the NQD Plan being frozen.

Each participant’s account balance at the beginning of the calendar year was greater than $100,000. In accordance with the terms of the NQD Plan, each participant is being credited quarterly with interest at the Prime Rate (as defined in the NQD Plan) divided by four plus 0.25%. As of December 31, 2007, all existing participants were fully vested in their entire accounts, including contributions by the company. No further participation was allowed in the NQD Plan after December 31, 2007.

Participants receive the vested balance of their accounts, in cash, upon a Separation from Service (as defined in Section 409A of the IRC (“Section 409A”)). The plan pays this amount in three annual installments (with interest) commencing on January 1 of the second calendar year following the calendar year in which the Separation from Service occurs. In the event of a participant’s death or Permanent Disability (as defined in the NQD Plan), or upon a Change in Control (as defined in the NQD Plan) of the company, the full amount of a participant’s account, vested and unvested, will be paid within 30 days following the event to the participant’s beneficiary, in the case of death, or to the participant, in the case of Permanent Disability or a Change in Control. Notwithstanding the foregoing regarding the timing of payments, distributions to “specified employees” (as defined in Section 409A) may be required to be delayed in accordance with Section 409A.

Nonqualified Deferred Compensation for 2015

Name	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Balance at Last Fiscal Year End
Andrew R. Lane	—	—
James E. Braun	—	—
Daniel J. Churay	—	—
Scott A. Hutchinson	4,417	105,933
Rory M. Isaac	6,626	158,901

(1)	We did not make contributions to participant accounts under the NQD Plan in 2015. However, during 2015, the accounts of the named executive officers with account balances under the NQD Plan were credited with interest in accordance with the terms of the NQD Plan.

Potential Payments upon Termination or Change in Control

Each of Messrs. Lane, Braun and Churay has an employment agreement with MRC Global. As such, each of these officers would be entitled to certain payments and benefits following a termination of employment under certain circumstances and upon a change in control. These benefits are summarized below and reflect obligations pursuant to employment agreements as well as pursuant to other compensatory arrangements.

After the end of the 2015 fiscal year, Messrs. Isaac and Hutchinson announced their retirements, which will be effective April 1, 2016. In connection with their retirement, they will receive those certain separation payments and benefits that are described under “Employment and Other Agreements” and “Nonqualified Deferred Compensation.”

Voluntary Separation

In the event of each current NEO’s voluntary separation (other than retirement) from employment, all unvested stock options and unvested restricted stock awards in respect of the Company’s common stock that the executive holds would be forfeited.

Under terms of the options and stock awards granted under the 2011 Omnibus Incentive Plan, if a current NEO retires and either: (a) the current NEO is at least 65 years of age, or (b) the current NEO’s age plus years of service equal to at least 80, the options and stock awards will continue to vest and become exercisable as if the current named executive officer remained employed with the Company; provided, that, for grants prior to 2015, the current NEO remains employed with the Company on or after the third anniversary of the date of grant unless the Compensation Committee waives this requirement for the president or CEO or in the case of senior or executive vice presidents, the president or CEO waives this requirement; and for grants after 2015, the current NEO remains employed with the Company on or after the first anniversary of the date of grant unless the Compensation Committee waives this requirement.

In addition, as described in the narrative above following the table titled “Nonqualified Deferred Compensation for 2015”, the fully vested accounts in the NQD Plan would become payable (subject to the requirements of Section 409A). Each of the current named executive officers would also be paid the value of any accrued but unused vacation time as of the termination date, each as set forth in the table below.

Name	Accrued Obligations ($)(1)	Deferred Compensation Account Balance ($)	Total ($)
Andrew R. Lane	81,731	—	81,731
James E. Braun	53,894	—	53,894
Daniel J. Churay	46,154	—	46,154
Scott A. Hutchinson	42,952	105,933	148,885
Rory M. Isaac	44,668	158,901	203,569

(1)	These amounts represent accrued but unused vacation time as of December 31, 2015.

Termination Not for Cause and Resignation for Good Reason

The employment agreements to which each of Messrs. Lane, Braun and Churay is a party provide that if their employment is terminated other than for “Cause”, death or “Disability” (each term, as defined in the agreements) or if they resign for “Good Reason” (as defined in the agreements), they are entitled to the following severance payments and benefits:

•	All accrued, but unpaid, obligations (including salary, annual cash incentive, expense reimbursement and vacation pay);

•	Monthly payments equal to 1/12th of annual base salary at the rate in effect immediately prior to termination and 1/12th target annual cash incentive for 18 months following termination, except for Mr. Lane, who would receive monthly payments for 24 months following termination;

•	Continuation of medical benefits for 18 months, except for Mr. Lane, who would receive continuation of medical benefits for 24 months based on 2016 Cobra rates, which includes the administration fee; and

•	A pro-rata annual cash incentive for the fiscal year in which termination occurs, based on actual performance through the end of the fiscal year.

These payments and the provision of benefits are generally subject to the execution of a release and compliance with restrictive covenants prohibiting competition, solicitation of employees and interference with business relationships during employment and thereafter during the applicable restriction period. These restrictions apply during employment and for 24 months following termination for Mr. Lane and for 18 months following termination for Messrs. Braun and Churay. In addition, Messrs. Lane, Braun and Churay are subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

In the event of a termination other than for Cause, death or Disability (each term, as defined in the employment agreements) or a resignation with Good Reason, unvested stock options, restricted stock and other long-term equity awards held by Messrs. Lane, Braun and Churay would continue to vest for 24 months following termination for Mr. Lane and for the 18 months following termination for Messrs. Braun and Churay as if the executive officer remained an active employee so long as the executive officer complies with the executive officer’s obligations with respect to restrictive covenants. Effective as of the end of this 24-month or 18-month period, as applicable, any options, restricted stock awards and other long-term equity awards, in each case, that have not vested or continued to vest under retirement or other provisions of the award would be immediately forfeited.

In addition, each of Messrs. Lane, Braun and Churay would also be paid the value of any accrued but unused vacation time as of the termination date.

Name	Accrued Obligations ($)(1)	Separation Payments ($)(2)	Pro Rata Incentive ($)(3)	Value of Medical Benefits ($)	Value of Accelerated Vesting of Equity ($)	Deferred Compensation Account Balance ($)	Total ($)
Andrew R. Lane	81,731	3,400,000	535,500	31,168	—	—	4,048,399
James E. Braun	53,894	1,246,875	224,438	32,540	—	—	1,557,747
Daniel J. Churay	46,154	1,050,000	188,100	32,540	—	—	1,316,794

(1)	These amounts represent accrued but unused vacation time as of December 31, 2015.

(2)	In the case of Mr. Lane, the amounts represent 24 months of base salary at the 2015 rate plus 24 months of target annual cash incentive. Mr. Lane has a target annual cash incentive of 100% of his 2015 base salary. In the case of Messrs. Braun and Churay, the amounts represent the continuation of their respective base salaries for 18 months plus 18 months of target annual cash incentive following termination at the 2015 target percentage of 75%.

(3)	Mr. Lane has a target annual cash incentive of 100% of his 2015 annual base salary. Messrs. Braun and Churay have a target annual cash incentive of 75% of annual base salary for 2015. Assuming a termination date of December 31, 2015, Messrs. Lane and Braun would be entitled to receive 63% of their target annual cash incentive. Mr. Churay would be entitled to receive 62.7% of his target annual cash incentive. See “Compensation Discussion and Analysis—Annual Cash Incentive” for more information.

Termination for Cause

As defined in the 2007 Stock Option Plan and the 2007 Restricted Stock Plan, upon a termination for Cause, pursuant to the applicable award agreements, stock options that the current named executive officers hold and restricted stock that Mr. Lane holds under the 2007 Stock Option Plan and the 2007 Restricted Stock Plan, whether vested or unvested, would in each case be forfeited immediately for no consideration. Under the 2011 Omnibus Incentive Plan, upon a termination for Cause (as defined in the 2011 Omnibus Incentive Plan), pursuant to the applicable award agreements, unvested stock options and unvested restricted stock that the current named executive officers hold would be forfeited immediately for no consideration.

In addition, as described in the narrative above following the table titled “Nonqualified Deferred Compensation for 2015”, the fully vested accounts in the NQD Plan would become payable (subject to the requirements of Section 409A). Each of the current named executive officers would also be paid the value of any accrued but unused vacation time as of the termination date.

Name	Accrued Obligations ($)(1)	Deferred Compensation Account Balance ($)	Total ($)
Andrew R. Lane	81,731	—	81,731
James E. Braun	53,894	—	53,894
Daniel J. Churay	46,154	—	46,154

(1)	These amounts represent accrued but unused vacation time as of December 31, 2015.

Termination due to Death or Disability

Pursuant to the employment agreements with Messrs. Lane, Braun and Churay, upon a termination of employment due to death or Disability (as defined in the agreements), they (or their beneficiaries) would be entitled to receive a pro-rata portion of the annual cash incentive for the fiscal year in which termination occurs, based on actual performance through the end of the fiscal year.

Under the 2011 Omnibus Incentive Plan, pursuant to the applicable award agreements, in the event of a termination due to death or Disability (as defined in the 2011 Omnibus Incentive Plan), the vested stock options and stock awards would remain vested and, in the case of options, would be exercisable until the first anniversary of the date of termination. The unvested stock options and stock awards that were granted to the current named executive officers would be deemed to be vested with respect to an additional 20% of the shares subject to the award agreement. Under the NQD Plan, in the event of termination due to death or Permanent Disability (as such term is defined in the NQD Plan), the full amount of the account would be payable. Each of Messrs. Lane, Braun and Churay (or their beneficiaries) would also be paid the value of any accrued but unused vacation time as of the termination date.

Name	Accrued Obligations ($)(1)	Pro Rata Incentive ($)(2)	Value of Accelerated Vesting of Equity ($) (3)	Deferred Compensation Account Balance ($)	Total ($)
Andrew R. Lane	81,731	535,500	522,903	—	1,140,134
James E. Braun	53,894	224,438	182,659	—	460,991
Daniel J. Churay	46,154	188,100	105,504	—	339,758

(1)	These amounts represent accrued but unused vacation time as of December 31, 2015.

(2)	Mr. Lane has a target annual cash incentive of 100% of his 2015 annual base salary. Messrs. Braun and Churay have a target annual cash incentive of 75% of annual base salary for 2015. Assuming a termination date of December 31, 2015, Messrs. Lane and Braun would be entitled to receive 63% of their target annual cash incentive. Mr. Churay would be entitled to receive 62.7% of his target annual cash incentive. See “Compensation Discussion and Analysis—Annual Cash Incentive” for more information.

(3)	The amount in this column includes the value of the acceleration of the vesting of an additional 20% of the unvested restricted stock, the unvested stock options and the unvested performance share units subject to the award agreements. The value of the accelerated vesting for stock options and restricted stock is based on the closing price on December 31, 2015 of our common stock of $12.90. The value of the accelerated vesting for performance share units is based on 121% payout for the relative TSR component and 0% payout for the RANCE component.

Change in Control

Under our employment agreements with each of Messrs. Lane, Braun and Churay, if upon a Change in Control, or within 24 months following a Change in Control, the Executive’s employment is terminated by the Company other than for Cause, death or Disability, or by the Executive for Good Reason (each as defined in the agreements), the executive would be entitled to the following:

•	All accrued, but unpaid obligations (including, salary, annual cash incentive, expense reimbursement and vacation pay);

•	Payment of an amount equal to the sum of 24 months (36 months for Mr. Lane) of the executive’s base salary and two times (three times for Mr. Lane) the target annual cash incentive in effect on the date of termination; and

•	Medical Continuation (as defined in each employment agreement) for 24 months (36 months for Mr. Lane).

Additionally, all options and restricted stock awards outstanding on the date of a Change in Control (as defined in the 2011 Omnibus Incentive Plan) would accelerate and vest.

Each of Messrs. Lane, Braun and Churay’s employment agreements and the 2011 Omnibus Incentive Plan defines a Change in Control as:

(a)	An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent of:

(i)	the then-outstanding shares of common stock of the Company and any other securities into which those shares are changed or for which those shares are exchanged (“Shares”); or

(ii)	the combined voting power of the Company’s then-outstanding Voting Securities;

provided, that in determining whether a Change in Control has occurred, the acquisition of Shares or Voting Securities in a Non-Control Acquisition (defined below) shall not constitute a Change in Control;

(b)	The consummation of a merger, consolidation or reorganization (x) with or into the Company or (y) in which securities of the Company are issued (a “Merger”), unless the Merger is a “Non-Control Transaction” (defined below);

(c)	A complete liquidation or dissolution of the Company; or

(d)	The sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any Person (other than (x) a transfer to a Related Entity (defined below) or (y) the distribution to the Company’s shareholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because any person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding voting securities as a result of the acquisition of shares or voting securities by the Company which, by reducing the number of shares or voting securities then outstanding, increases the proportional number of shares beneficially owned by the Subject Person; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company and, after such acquisition by the Company, the Subject Person becomes the beneficial owner of any additional shares or voting securities and such beneficial ownership increases the percentage of the then outstanding shares or voting securities beneficially owned by the Subject Person, then a Change in Control will occur.

A “Non-Control Acquisition” means an acquisition by:

(a)	an employee benefit plan (or a trust forming a part thereof) maintained by:

(i)	the Company; or
(ii)	any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”),

(b)	the Company or any Related Entity, or

(c)	any Person in connection with a Non-Control Transaction (defined below).

A “Non-Control Transaction” means a Merger in which:

(a)	the shareholders of the Company immediately before the Merger own directly or indirectly immediately following the Merger at least a majority of the combined voting power of the outstanding voting securities of:

(i)	the corporation resulting from the Merger (the “Surviving Corporation”), if there is no Person that Beneficially Owns, directly or indirectly, 50% or more of the combined voting power of the then-outstanding voting securities of the Surviving Corporation (a “Parent Corporation”), or
(ii)	if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(b)	the individuals who were members of the Board immediately prior to the execution of the agreement providing for the Merger constitute at least a majority of the members of the board of directors of:

(i)	the Surviving Corporation, if there is no Parent Corporation, or
(ii)	if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

(c)	no Person other than:

(i)	the Company or another corporation that is a party to the agreement of Merger,
(ii)	any Related Entity,
(iii)	any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Related Entity, or
(iv)	any Person who, immediately prior to the Merger had Beneficial Ownership of 50% or more of the then outstanding Shares or Voting Securities, has Beneficial Ownership, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding voting securities or common stock of:

(x) the Surviving Corporation, if there is no Parent Corporation, or

(y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation.

Pursuant to the NQD Plan, the full amount of a participant’s account will be paid within thirty days of the Change in Control. The plan defines “Change in Control” as, in a single transaction or a series of related transactions, the occurrence of the following event: a majority of the outstanding voting power of PVF Holdings, MRC Global Inc. or MRC Global (US) Inc., or substantially all of the assets of MRC Global (US) Inc., shall have been acquired or otherwise become beneficially owned, directly or indirectly, by any Person (as defined in the plan) (other than any Member (as defined in the PVF LLC Agreement) or any of its or their affiliates, or PVF Holdings or any of its affiliates) or any two or more Persons (other than any Member or any of its or their affiliates, or PVF Holdings or any of its affiliates) acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of voting, acquiring, holding or disposing of the voting power of PVF Holdings, MRC Global Inc. or MRC Global (US) Inc.; it being understood that, for this purpose, the acquisition or beneficial ownership of voting securities by the public shall not be an acquisition or constitute beneficial ownership by any Person or Persons acting in concert.

The accelerated vesting of accounts under the NQD Plan in the event of a Change in Control does not provide an extra benefit to the current named executive officer because his account was fully vested as of December 31, 2007.

The table below assumes that a Change in Control (as defined in the employment agreements and the NQD Plan) has occurred effective as of December 31, 2015.

Name	Accrued Obligations ($)(1)	Lump Sum Payment ($)(2)	Value of Medical Benefits ($)(3)	Value of Accelerated Vesting of Equity ($)(4)	Deferred Compensation Account Balance ($)	Total ($)
Andrew R. Lane	81,731	5,100,000	46,753	2,196,976	—	7,425,460
James E. Braun	53,894	1,662,500	43,387	773,295	—	2,533,076
Daniel J. Churay	46,154	1,400,000	43,387	448,922	—	1,938,463
Scott A. Hutchinson(5)	44,668	—	—	361,704	105,933	510,589
Rory M. Isaac(5)(6)	44,668	1,426,250	28,925	404,634	158,901	2,063,378

(1)	These amounts represent accrued but unused vacation time as of December 31, 2015.

(2)	In the case of Mr. Lane, the amount represents 36 months of base salary at the 2015 rate plus 36 months of target annual cash incentive. Mr. Lane has a target annual cash incentive of 100% of his 2015 base salary. In the case of Messrs. Braun and Churay, the amounts represent the continuation of their respective base salaries for 24 months plus 24 months of target annual cash incentive. Messrs. Braun and Churay have a target annual cash incentive of 75% of their respective 2015 base salary.

(3)	In the case of Mr. Lane, the amounts represent 36 months of continued medical coverage based on 2016 COBRA rates, which include the administration fee. In the case of Messrs. Braun and Churay, the amounts represent 24 months of continued medical coverage based on 2016 COBRA rates, which include the administration fee.

(4)	The amount in this column includes the value of the acceleration of unvested stock options, unvested restricted stock and unvested performance share units. The value of the accelerated vesting for stock options and restricted stock is based on the closing price on December 31, 2015 of our common stock of $12.90. The value of the accelerated vesting for performance share units is based on 121% payout for the relative TSR Component and 0% payout for the RANCE component.

(5)	Messrs. Hutchinson and Isaac will retire effective as of April 1, 2016.

(6)	Although Mr. Isaac no longer has an employment agreement, when he terminated his agreement in 2015, the Company agreed that he would be treated upon his separation from employment as having terminated with “Good Reason”, which includes “Good Reason” after a Change in Control.

Certain Relationships and Related Transactions

This section describes material related party transactions between us and our directors, executive officers and 5% stockholders and their immediate family members that occurred in 2015.

Transactions with Hansford Associates Limited Partnership and Prideco LLC

MRC Global (US) Inc., our principal U.S. operating subsidiary, leases certain land and buildings at various locations from (i) Hansford Associates Limited Partnership (“Hansford Associates”), a limited partnership in which H.B. Wehrle, III (a member of the Board) and certain of his immediate family members are limited partners and (ii) Prideco, a limited liability corporation in which Craig Ketchum (a member of the Board) and certain of his immediate family are members. MRC Global (US) Inc. paid Hansford Associates a rental amount of approximately $1,840,229 and Prideco a rental amount of approximately $185,565 in 2015. We believe that the rental amounts under MRC Global (US) Inc.’s leases with Hansford Associates and Prideco are generally comparable to market rates negotiable among unrelated parties.

Registration Rights Agreement

We are a party to a registration rights agreement with certain of our stockholders. Pursuant to this agreement, among other things, Transmark Holdings N.V. (now known as Corona Holdings N.V.) has the right to require us to register the shares of common stock which it owns on one occasion. The agreement also contains various customary indemnification, contribution and expense reimbursement provisions. Our director, Mr. Krans, controls Corona Holdings N.V.

Related Party Transaction Policy

We have in place a formal written Related Party Transaction Policy for the review, approval, ratification and disclosure of related party transactions. This policy applies to any transaction, arrangement or relationship (or any series of similar or related transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any related party had or will have a direct or indirect material interest. The Audit Committee of the Board must review, and may approve and ratify a related party transaction that is subject to the Related Party Transaction Policy, if the transaction is consistent with the Related Party Transaction Policy and is on terms, taken as a whole, that the Audit Committee believes are no less favorable to us than could be obtained in an arm’s-length transaction with an unrelated third-party, unless the Audit Committee otherwise determines that the transaction is not in our best interests. Our Audit Committee does not need to approve or ratify any related party transaction or modification of the transaction that the Board has approved or ratified by the affirmative vote of a majority of directors who do not have a direct or indirect material interest in such transaction. In addition, our Compensation Committee, rather than our Audit Committee, must approve related party transactions involving compensation of our directors and executive officers.

Our credit facilities also contain covenants which, subject to certain exceptions, require us to conduct all transactions with any of our affiliates on terms that are substantially as favorable to us as we would obtain in a comparable arm’s-length transaction with a person that is not an affiliate.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and certain of its officers to file reports of their ownership of MRC Global common stock and of changes in such ownership with the SEC and the NYSE. Regulations also require MRC Global to identify in this Proxy Statement any person subject to this requirement who failed to file any such report on a timely basis. Based solely on a review of the copies of these reports submitted to the Company and written representations from certain reporting persons, we believe that all of our officers, directors, and beneficial owners of greater than 10% of our common stock complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended December 31, 2015, except that the Form 3 filing for Robert L. Wood, that was due within ten days of his election as a director of the Company, was not filed timely due to issues with obtaining proper SEC filing codes. The Form 3 filing was made on September 22, 2015.

Report of the Audit Committee

The Company’s Audit Committee is composed entirely of non-management Directors. The members of the Audit Committee meet the independence and financial literacy requirements of the NYSE and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. In addition, the Board of Directors has determined that all of the members of the Audit Committee are financial experts as defined by the rules and regulations of the SEC. In 2015, the Audit Committee held four meetings. The Audit Committee has adopted, and annually reviews, a charter outlining the practices it follows. The charter, which complies with all current regulatory requirements, can be viewed on the Company’s website, www.mrcglobal.com click on “Investor Relations,” then “Corporate Governance,” then “Committee Charters – Audit Committee.”

During 2015, at each of its regularly scheduled meetings, the Audit Committee met with the senior members of the Company’s financial management team. Additionally, the Audit Committee had separate private sessions, during its regularly scheduled meetings, with the Company’s general counsel, independent auditors, and the vice president of internal audit, at which candid discussions regarding financial management, legal, accounting, auditing, and internal control issues took place. The Audit Committee also discusses the effectiveness of the Company’s compliance program and receives status reports of compliance issues.

The Audit Committee is updated periodically on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has also discussed with the independent auditors the Company’s internal control assessment process, management’s assessment with respect to these processes and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting.

The Audit Committee reviewed with senior members of management, including the vice president of internal audit and general counsel, and the independent auditors, significant risks and exposures that management identified, the overall adequacy and effectiveness of the Company’s legal, regulatory and ethical compliance programs, including the Company’s Code of Ethics and Code of Ethics for Principal Executive and Senior Financial Officers, and the Company’s quality, safety, environmental assurance and information technology security programs.

The Audit Committee evaluates the performance of the Company’s independent auditors, including the senior audit engagement team, each year and determines whether to reengage the current independent auditors or consider other audit firms. In doing so, the Audit Committee considers the quality and efficiency of the services the auditors provided, the auditors’ global capabilities, and the auditors’ technical expertise, tenure as the Company’s independent auditors and knowledge of the Company’s global operations and industry. Based on this evaluation, the Audit Committee decided to engage Ernst & Young LLP as our independent auditors for the year ended December 31, 2015, and reviewed with senior members of the Company’s financial management team, the independent auditors, and the vice president of internal audit, the overall audit scope and plans, the results of internal and external audit examinations, evaluations by management and the independent auditors of the Company’s internal controls over financial reporting and the quality of the Company’s financial reporting. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue its long-standing practice of recommending that the Board ask the shareholders, at their Annual Meeting, to ratify the appointment of the independent auditors (see Proposal III beginning on page 72).

Management has reviewed and discussed the audited financial statements in the Company’s Annual Report on Form 10-K with the Audit Committee including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations and reviewed certifications that the Chairman and Chief Executive Officer and the Chief Financial Officer prepared that the unaudited quarterly and audited consolidated financial statements of the Company fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company, and have expressed to both management and the auditors their general preference for conservative policies when a range of accounting options is available.

In its meetings with representatives of the independent auditors, the Audit Committee asks them to address, and discusses their responses to, several questions that the Audit Committee believes are particularly relevant to its oversight.

These questions include:

•	Are there any significant accounting judgments or estimates made by management in preparing the financial statements that would have been made differently had the independent auditors themselves prepared and been responsible for the financial statements?

•	Based on the independent auditors’ experience, and their knowledge of the Company, do the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?

•	Based on the independent auditors’ experience, and their knowledge of the Company, has the Company implemented internal controls and internal audit procedures that are appropriate for the Company?

The Audit Committee believes that by focusing its discussions with the independent auditors, it can promote a more meaningful dialogue that provides a basis for its oversight judgments.

The Audit Committee also discussed with the independent auditors those matters required to be discussed by the auditors with the Audit Committee under the rules that the Public Company Accounting Oversight Board (the “PCAOB”) adopted, including the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, as the PCAOB adopted it in Rule 3200T. The Audit Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communication with the Audit Committee concerning independence and has discussed with the independent auditors their independence. The Audit Committee considered with the independent auditors whether the provision of non-audit services they provided to the Company during 2015 was compatible with their independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements, and other reports, and of the independent auditors, who are engaged to audit and report on the consolidated financial statements of the Company and subsidiaries and the effectiveness of the Company’s internal control over financial reporting.

In reliance on these reviews and discussions, and the reports of the independent auditors, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the SEC.

Leonard M. Anthony, Chair

Barbara J. Duganier

John A. Perkins

Principal Accounting Fees and Services

The following table presents by category of service the total fees for services rendered by E&Y during the fiscal years ended December 31, 2015 and 2014.

	Year Ended December 31 (Dollars in thousands)
	2015	2014
Audit Fees (1)	2,422	$2,041
Audit Related Fees (2)	28	28
Tax Compliance Fees	435	185
Tax Advisory Fees (3)	521	1,001
All Other Fees (4)	69	80
	$3,475	$3,335

(1)	Includes fees and expenses related to the fiscal year audit and interim review, for professional services rendered in connection with the audit of the Company’s annual consolidated financial statements, statutory audit services required internationally and reviews of the Company’s quarterly financial statements.

(2)	Includes fees for the audit of the Company’s retirement plan.

(3)	Includes fees for planning and advice with respect to various domestic and foreign corporate tax matters.

(4)	Miscellaneous out-of-pocket expenditures in connection with services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of E&Y, our independent registered public accounting firm, based upon the quality and efficiency of services provided by E&Y, their global capabilities, and their knowledge and expertise of our operations. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by our independent registered public accounting firm.

On an ongoing basis, our management presents specific projects and categories of service to the Audit Committee to request advance approval. The Audit Committee reviews those requests and advises management if the Audit Committee approves the engagement of E&Y. On a periodic basis, our management reports to the Audit Committee regarding the actual spending for these projects and services compared to the approved amounts. The Audit Committee may also delegate the authority to pre-approve audit and permitted non-audit services, excluding services related to the Company’s internal control over financial reporting, to the chairman of the Audit Committee; provided that any pre-approvals are reported to the Audit Committee at a subsequent Audit Committee meeting. In 2014 and 2015, the Audit Committee approved all of E&Y’s services.

The Audit Committee’s pre-approval policy with respect to audit and non-audit services is an attachment to the Audit Committee Charter, which is available on our website at www.mrcglobal.com.

PROPOSAL III: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for selecting our independent, registered public accounting firm. At a meeting held on February 17, 2016, the Audit Committee appointed Ernst & Young LLP as the independent auditors to audit our financial statements for calendar year 2016. A representative of E&Y will attend the Annual Meeting and will be available to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so. Stockholder approval of the appointment of E&Y is not required, but the Audit Committee and the Board are submitting the selection of E&Y for ratification to obtain our stockholders’ views. If a majority of the stockholders do not ratify the appointment of E&Y, the Audit Committee and the Board will consider the voting results and evaluate whether to select a different independent auditor.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016

INCORPORATION BY REFERENCE

The Compensation Committee Report on Executive Compensation and the Report of the Audit Committee are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings that MRC Global makes under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that MRC Global specifically incorporates this information by reference. In addition, the website addresses contained in this Proxy Statement are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

OTHER MATTERS

The Board has not received valid notice of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the annual meeting, all proxies that have been properly submitted will be voted in respect thereof as the proxyholders deem advisable.

It is important that proxies be returned promptly to ensure that your shares are represented at the Annual Meeting. Shareholders are urged to submit your proxy or voting instructions as soon as possible electronically over the internet, by telephone or, if you received a printed copy of the proxy materials, by completing, dating, signing and returning the enclosed proxy card or voting instruction form in the postage-prepaid envelope provided with your proxy materials.

WEBSITE ACCESS TO REPORTS AND OTHER INFORMATION

We file our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and other documents electronically with the SEC under the Exchange Act. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain such reports from the SEC’s website at www.sec.gov.

Our website is www.mrcglobal.com. We make available free of charge through the Investor Relations tab of our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Corporate Governance Guidelines, Code of Ethics for Senior Officers, Board committee charters, and the MRC Global Code of Ethics are also available on our website. We will provide, free of charge, a copy of any of our corporate documents listed above upon written request to our Corporate Secretary at Fulbright Tower, 1301 McKinney Street, Suite 2300, Houston, Texas 77010.

Houston, Texas

March 16, 2016

CORE RESPONSIBILITY IN ACTION

MRC Global Cares

Uplifting the communities where we live and work is central to our culture. MRC Global supports education health and human services, the arts and humanities and civic projects through the McJunkin Red Man Foundation and MRC Global Cares initiatives.

MRC Global Green Team

The MRC Global Green Team implements initiatives aimed at helping MRC Global minimize our impact on the environment. From a Company-wide recycling program to energy efficient lighting in our warehouses – we are taking action.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies must be received by 12:59 a.m. Central Time, on April 28, 2016

Vote by internet • Go to www.investorvote.com/MRC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Management Proposals — The Board of Directors recommends a vote “FOR” the election of each of the nominees listed below and “FOR” Proposals II and III.

I.	Election of Directors:	01) Andrew R. Lane 02) Leonard M. Anthony 03) Rhys J. Best 04) Barbara J. Duganier 05) Craig Ketchum	06) Gerard P. Krans 07) Cornelis A. Linse 08) John A. Perkins 09) H.B. Wehrle, III 10) Robert L. Wood	For All ☐	Withhold All ☐	For All Except ☐

II.	Approve a non-binding advisory resolution approving the Company’s named executive officer compensation.			For ☐	Against ☐	Abstain ☐

III.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2016.			For ☐	Against ☐	Abstain ☐

B	Non-Voting Items

Change of Address – Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The signer hereby revokes all proxies previously given by the signer to vote at said Annual Meeting or any adjournments thereof. Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

MRC GLOBAL INC.

Annual Meeting of Stockholders

April 28, 2016

10:00 a.m. Houston, Texas time

Yankee Room

The Westin Houston Downtown Hotel

1520 Texas Avenue

Houston, Texas 77002

Important notice regarding the internet availability of

proxy materials for the Annual Meeting of Stockholders.

The 2016 Proxy Statement and Annual Report are available at:

www.edocumentview.com/MRC

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – MRC GLOBAL INC.

Proxy Solicited on Behalf of the Board of Directors of MRC Global Inc. for the Annual Meeting of Stockholders on April 28, 2016.

The stockholder of MRC Global Inc. (“MRC Global”) referenced on the reverse side hereof hereby appoints JAMES E. BRAUN and DANIEL J. CHURAY, jointly and severally with full power of substitution, as proxies to represent and to vote all of the shares of MRC GLOBAL’s Stock the stockholder referenced on the reverse side hereof is entitled to vote at the Annual Meeting of Stockholders of MRC Global Inc. to be held on the 28th day of April, 2016, and at any and all adjournments thereof, on all matters coming before said meeting.

THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RETURNED, WILL BE VOTED AS INDICATED. IF NO VOTING DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON THE OTHER MATTERS REFERENCED ON THE REVERSE SIDE HEREOF.

PLEASE SEE THE REVERSE SIDE FOR VOTING INSTRUCTIONS.

If you vote by telephone or the internet, please DO NOT mail back this proxy card.

THANK YOU FOR VOTING